Exhibit 4.20

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT
BOTH (I) IS NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE
OR CONFIDENTIAL

Execution copy

ASSET AND SHARE PURCHASE AGREEMENT

dated as of

January 30, 2024

among

TRIB BIOSENSORS INC.

(as buyer)

WAVEFORM TECHNOLOGIES, INC.

(as seller)

WAVEFORM HOLDINGS, LLC

(as seller and parent of seller)

and

WAVEFORM EU d.o.o.

as target company

Table of Contents

ARTICLE I PURCHASE AND SALE OF ASSETS; INITIAL CONSIDERATION; DEFINITIONS, ETC.	1

ARTICLE II CLOSING	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANIES	9

- i -

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER	28

ARTICLE V CONDUCT AND TRANSACTIONS BEFORE AND AT CLOSING	30

ARTICLE VI CLOSING CONDITIONS	35

Section 6.1	Conditions to Obligations of Buyer.	35
Section 6.2	Conditions to Obligations of the Sellers.	38

ARTICLE VII INDEMNIFICATION	40

- ii -

ARTICLE VIII TERMINATION; EFFECT OF TERMINATION	44

Section 8.1	Termination.	44
Section 8.2	Termination Procedures.	45
Section 8.3	Effect of Termination.	45

ARTICLE IX POST CLOSING MATTERS	46

Section 9.1	Access to Records.	46
Section 9.2	Responsibility for Filing Tax Returns; Cooperation.	46
Section 9.3	Public Announcements.	47
Section 9.4	Change of Names of Sellers.	47
Section 9.5	Financial Statements and Information for Reporting Purposes.	47

ARTICLE X ESCROW AGREEMENT	47

Section 10.1	Escrow Fund.	47

ARTICLE XI MISCELLANEOUS PROVISIONS	48

- iii -

ANNEX, EXHIBITS AND SCHEDULES

ANNEX

Annex I          -          Certain Definitions

EXHIBITS

Exhibit	Title	Section Reference
Exhibit A	- Form of Escrow Agreement	1.6(b)
Exhibit B	- Bill of Sale	1.7
Exhibit C	- Patent Assignment	1.7
Exhibit D	- Copyright Assignment	1.7
Exhibit E	- Trademark Assignment	1.7
Exhibit F	- Permit Assignment	1.7
Exhibit G	- Form of Non-Competition Agreement	6.1(i)(i)
Exhibit H	- Wilsonville Lease Assignment	6.1(i)(iv)
Exhibit I	- Share Issuance and Subscription Agreement	6.1(i)(vii)
Exhibit J	- Payment Direction Letter	6.1(i)(viii)
Exhibit K	- Waveform Side Letter	6.1(i)(ix)

- iv -

SCHEDULES

Schedule		Title
Schedule 1.1(d)(C)	-	Assigned Contracts
Schedule 1.2	-	Excluded Assets
Schedule 1.5(c)	-	Contingent Consideration
Schedule 1.5(d)	-	Estimated Purchase Price Allocation
Schedule 3.1	-	Organization and Good Standing
Schedule 3.2(b)	-	Company Noncontravention
Schedule 3.2(c)	-	Company Consents
Schedule 3.3	-	Purchased Assets Held by Others
Schedule 3.4	-	Interests
Schedule 3.5	-	Financial Statements
Schedule 3.6	-	Undisclosed Liabilities
Schedule 3.7	-	Changes
Schedule 3.8(a)	-	Tax Returns
Schedule 3.8(b)	-	Taxpayer Identification Numbers
Schedule 3.8(c)	-	Other Tax Matters
Schedule 3.9(a)	-	Title to Assets, Properties and Rights
Schedule 3.9(b)	-	Related Matters
Schedule 3.10(a)	-	Real Property Used or Occupied
Schedule 3.10(b)	-	Facilities
Schedule 3.11(a)	-	Intellectual Property
Schedule 3.11(b)	-	Applications, Filings and Other Formal Actions
Schedule 3.11(e)	-	Information Technology Hardware and Software
Schedule 3.11(g)	-	Data Protection
Schedule 3.12(a)	-	Agreements
Schedule 3.12(b)	-	Inactive/Terminated/Nonbinding Agreements
Schedule 3.13	-	Litigation
Schedule 3.14(a)	-	Compliance with all Laws, Orders and Permits
Schedule 3.14(c)	-	Permits
Schedule 3.15(a)	-	Products
Schedule 3.15(b)	-	Compliance with FDA or other Regulators
Schedule 3.15(c)	-	Medical Regulations
Schedule 3.16(a)	-	Insurance Policies
Schedule 3.16(b)	-	Insurance Premiums
Schedule 3.16(c)	-	Insurance Loss Runs
Schedule 3.17(a)	-	Employees
Schedule 3.18(a)	-	Company Employee Plans
Schedule 3.18(b)	-	Administration and Compliance of Benefit Plans
Schedule 3.19(c)	-	Previously Owned Properties and Facilities
Schedule 3.20	-	Brokers
Schedule 3.21	-	Related Party Transactions
Schedule 3.23(b)	-	Warranties for Products
Schedule 4.2(c)	-	Buyer Authorization, Noncontravention, Consents
Schedule 5.11(a)	-	Employee Transitions
Schedule 6.1 (e)	-	Consents and Approvals to be Received by Buyer

 - v -

Index of Defined Terms

The following capitalized terms, which may be used in more than one Section or other location of this Agreement, are defined in the following Sections or other locations:

TERM	LOCATION
510(k) Clearance	3.15(b)
Adjusted Initial Cash Payment	1.6(b)
ADR Depositary	Annex I
ADSs	1.5(a)
Affiliate	Annex I
Agreement	11.8(a)
Another Transaction	5.6(b)
Assigned Contracts	1.1(b)(i)
Assumed Liabilities	1.3
Bill of Sale	1.7
Business	Preamble
Business Assets	Annex I
Business Day	Annex I
Buyer	Caption
Buyer Indemnified Persons	Annex I
Buyer Indemnifying Persons	Annex I
Buyer Losses	Annex I
Cap	7.5(a)(ii)
Cash Consideration	1.5(a)
CE Mark	Annex I
CERCLA	Annex I
CERCLIS	Annex I
Claim Notice	7.2
Closing	Article II
Closing Date	Article II
Code	Annex I
Commercial Partners	Schedule 1.5(c)
Companies	Caption
Company Employee Plans	3.18(a)
Confidentiality Agreement	8.3
Consideration Shares	1.5(a)
Contingent Consideration	.1.5(c)
Contract	Annex I

 - vi -

Control	Annex I
Copyright Assignment	1.7
Employees	3.17(a)
Employee Benefit Plan	3.18(d)
Encumbrances	Annex I
Environmental, Health and Safety Laws	Annex I
Equipment	1.1(a)(iii)
ERISA	Annex I
ERISA Affiliate	3.18(d)
Escrow Agreement	1.6(b)
Escrow Agent	1.6(b)
Escrow Amount	1.6(a)(ii)
Escrow Fund	1.6(b)
Escrow Income	10.1(a)
Estoppel Certificate	6.1(i)(iv)
Exchange Act	Annex I
Exchange Proceeds	5.10
Excluded Assets	1.2
Excluded Liabilities	1.4
Facilities	3.10(a)
FDA	Annex I
Federal Health Care Program	Annex 1
Financial Statements	3.5(a)
Flow of Funds Memorandum	1.6(f)
Fraud	Annex I
Fundamental Documents	Annex I
Fundamental Representations	7.4
GAAP	Annex I
Governmental Entity	Annex I
Hazardous Materials	Annex I
Health Care Laws	Annex 1
HIPAA	Annex 1
Hired Employees	5.11(a)
IP Assets	1.1(c)
IP Contracts	3.11(a)(ii)
Indemnification Claim	10.1(b)(i)
Indemnified Persons	Annex I
Indemnifying Persons	Annex I

 - vii -

Initial Cash Consideration	1.5(a)
Intellectual Property Rights	Annex I
Interests	Annex I
Interim Financial Statements	3.5(a)
Inventory	Annex I
ISO	Annex I
ISO 13485	3.15(c)(v)
Knowledge	11.8(a)
Latest Balance Sheet	3.5(a)
Latest Balance Sheet Date	3.5(b)
Law	Annex I
Lease Assets	1.1(d)
Leased Facility	3.10(a)
Liability	Annex I
Licensed Requisite Rights	3.11(a)(i)
Litigation Expenses	Annex I
Long Stop Date	8.1(b)(iii)
Losses	Annex I
Material Adverse Change	Annex I
MDR	3.15(c)(vi)
Medical Waste	Annex I
Non-Competition Agreement	6.1(i)(i)
OFAC	3.24(a)
Orders	Annex I
Operational Assets	1.1(b)
Ordinary Shares	1.6(c)
Other Assets	1.1(g)
Owned Facility	3.10(a)
Owned Requisite Rights	3.11(a)(i)
Parent	Caption
Partner Agreements	Schedule 1.5(c)
Partner Agreement Measuring Period	Schedule 1.5(c)
Partner Agreement Proceeds	Schedule 1.5(c)
Partner Agreement Trigger	Schedule 1.5(c)
Patent Assignment	1.7
PDF	Annex I
Payment Direction Letter	Section 6.1(i)(viii)
Perceptive	Preamble

 - viii -

Perceptive Indebtedness	Annex I
Permits	Annex I
Permit Assignment	1.7
Permitted Encumbrances	Annex I
Person	Annex I
PMA	3.15(b)
Pre-Closing Period	5.2
Proceedings	Annex I
Products	Preamble
Product Liability Tail	5.13
Purchased Assets	1.1(a)
Purchase Price	1.5(d)
Purchase Price Allocation	1.5(d)
QSRs	Annex I
Release Date	10.1(b)(iii)
Related Document	6.1(i)
Representatives	Annex I
Requisite Rights	3.11(a)(i)
Sale	Preamble
SEC	Annex I
Securities Act	Annex I
Seller Expenses	1.6(f)
Sellers	Caption
Seller Indemnified Persons	Annex I
Seller Indemnifying Persons	Annex I
Seller Losses	Annex I
Special Tax Losses	Annex I
Straddle Period	Annex I
Straddle Returns	9.2(c)
Sub	Caption
Sub Shares	1.1(f)
Subscription Price	1.6(c)
Survival Date	7.4
Taxes	3.8(e)
Tax Return	3.8(g)
Taxing Authority	3.8(f)
Term Sheet	5.6(a)
Third Person Claim	7.3
Third Person Claim Notice	7.3(a)
Threshold	7.5(a)(i)
Trademark Assignment	1.7
Trading Trigger	Schedule 1.5(c)
Trading Trigger Measuring Period	Schedule 1.5(c)
Transaction Taxes	1.9
Transferee	3.8(e)
Triggering Event	Schedule 1.5(c)
Trinity	Preamble
Waveform	Caption
Waveform Side Letter	Section 6.1(i)(ix)
Wilsonville Facility	1.1(b)(i)
Wilsonville Landlord	1.1(b)(i)
Wilsonville Lease	1.1(b)(i)
Year-End Financial Statements	3.5(a)

 - ix -

ASSET AND SHARE PURCHASE AGREEMENT, dated as of January 30, 2024, among TRIB Biosensors Inc., a Delaware corporation (“Buyer”), WaveForm Technologies, Inc., a Delaware corporation (“Waveform”), WaveForm Holdings, LLC, a Delaware limited liability company (“Parent,” and, together with Waveform, the “Sellers”), and Waveform EU d.o.o., a Slovenian company with the registration number: 8868450000, with its business address at Obrtna cesta 18, 8310 Šentjernej, Slovenia (“Sub,” and, together with the Sellers, the “Companies”).

PREAMBLE

Waveform is engaged in the business of developing, manufacturing and selling biosensors, including subcutaneous continuous glucose monitoring systems and related products (that business, the  “Business” and those products, the “Products”).  Waveform is a wholly owned subsidiary of Parent.  Sub performs a limited role in the Business as the holder of certain European regulatory authorizations.

Buyer is an indirect wholly-owned subsidiary of Trinity Biotech plc, a public limited company registered in Ireland (“Trinity”).  Trinity and its Affiliates are engaged in the business of developing, manufacturing and selling various clinical diagnostic products.

Buyer wants to purchase certain assets related to the Business and all of the shares in Sub, and the Sellers want to sell those assets, on the terms and conditions set out in this Agreement (the “Sale”).

Waveform is directing and authorizing Buyer to pay the Purchase Price directly to Perceptive Credit Holdings II, LP (“Perceptive”) to defray Waveform’s obligations to Perceptive.

ACCORDINGLY, each party to this Agreement hereby agrees as follows:

ARTICLE I
PURCHASE AND SALE OF ASSETS; INITIAL CONSIDERATION; DEFINITIONS, ETC.

Section 1.1          Purchase of Assets.

(a)          On the terms and subject to the conditions set out in this Agreement, at the Closing, Waveform and Parent agree to, and Parent agrees to cause Waveform to, sell, assign, convey, transfer and deliver to Buyer, free and clear of all Encumbrances, and Buyer agrees to purchase from the Sellers, all of the Business Assets wherever located, other than the Excluded Assets, as the same exist immediately before the Closing (the "Purchased Assets").

(b)          The operational assets (the "Operational Assets") comprise all of the following assets, properties, interests in properties and rights, whether real, personal or mixed, tangible or intangible, wherever located, other than the Excluded Assets:

(i)          all of the Products;

(ii)          all manufacturing, production, laboratory, maintenance, packaging and testing machinery and equipment, tools, dies, molds, jigs, patterns and gauges, together with all spare and maintenance parts (collectively, “Equipment”) related to the Business or the Products, including (A) all Equipment that is located at, or normally located at but temporarily removed from, or in transit to, any Facility and (B) any Equipment owned by the Sellers, or either of them, that is located at, or normally located at but temporarily removed from, or in transit to, any facility of any supplier, subcontractor, distributor or other Person in connection with the manufacture, sale or servicing of the Products;

(iii)          all Inventory;

(iv)          all other items of tangible personal property located at, or normally located at, the Wilsonville Facility or used primarily in connection with the Business;

(v)          all books, records, files, correspondence and supplier, customer and distributor records and information related to the Business or the Products, including blueprints, drawings and other technical papers and specifications, regulatory materials and any other materials related to interactions with Governmental Entities, product research and test data, quality control records, service manuals, service bulletins, training materials, product bulletins, product information booklets, business plans, inventory records, appraisals, maintenance and asset history and depreciation records, customer, vendor and purchasing history of the Business, and all technical manuals and other documents necessary to the use of the Purchased Assets and to continue the conduct of the Business and all documents related to the CE-marking of and other Permits for, Products, services and Facilities, whether in tangible or electronic form;

(vi)          all purchase orders, forms, labels, shipping materials, catalogs, brochures, art works, photographs and advertising, sales and promotional materials related to the Products or the Business; and

(vii)          all telephone and facsimile numbers for the Business and all listings of the Business in all tangible and electronic media, telephone books and directories.

(c)          The IP assets (the "IP Assets") comprise:

(i)           all Intellectual Property Rights of the Sellers, or either of them, related to the Business or the Products, including all of the Owned Requisite Rights and all of rights of the Sellers, or either of them, in the Licensed Requisite Rights;

(ii)          all domain names for the Business;

(iii)          all transferable federal, state, local and foreign Permits related to the Business; and

(iv)          the websites of the Business and all of the contents of those websites.

(d)          The lease assets (the "Lease Assets") comprise all right, title, and interest of the Sellers, or either of them, in, to and under (A) the Lease (the “Wilsonville Lease”), dated as of January 15, 2016, between Waveform and Pacific Realty Associates, L.P. (the “Wilsonville Landlord”), as amended, under which Waveform leases the facility located at 27700 S.W. 95th Avenue, Wilsonville, OR 97070 (the “Wilsonville Facility”), (B) each confidentiality, non-disclosure, intellectual property assignment or ownership agreement with any officer, director, employee, consultant or other business relation of the Sellers, or either of them, that relates to the Business, the Products, the other Purchased Assets or the Requisite Rights and (C) the Contracts set out in Schedule 1.1(d)(C) (all assets covered by this clause (d) collectively, the “Assigned Contracts").

(e)          The business share in the nominal amount of EUR 7,500.00, registered in the Slovenian court/commercial register under no. 284101, representing 100% of the registered share capital of Sub and the holder of which is Waveform (the "Sub Shares") comprise all of the issued and outstanding Interests in Sub.

(f)          The other assets (the "Other Assets") comprise all of the following assets, properties, interests in properties and rights, whether real, personal or mixed, tangible or intangible, wherever located, other than the Excluded Assets:

(i)          all prepaid expenses, advances and deposits under the Assigned Contracts, including any security deposit under the Wilsonville Lease;

(ii)          all rights, choses in action, claims and credits known or unknown, matured or unmatured, accrued or contingent, against third Persons, including all warranty and other contractual claims and credits, whether express, implied or otherwise, to the extent related to any Purchased Asset or any Assumed Liability;

(iii)          all transferable warranties and guarantees received from vendors, suppliers and manufacturers of the Products and raw materials and components thereof;

(iv)          claims, if any, under existing insurance policies for damage to tangible Purchased Assets;

(v)          all other goodwill associated with the Business; and

(vi)          all other assets of any kind and nature used in operating the Business or that materially relate to the Other Assets, other than the Operational Assets, the IP Assets, the Lease Assets and the Sub Shares.

(g)          To the extent permitted by applicable Laws, title to the Purchased Assets which are capable of passing by delivery shall pass by delivery at the Closing and not pursuant to any term of this Agreement or any other document.

(h)          Purchase of Assets by Affiliates; Buyer Responsible for Affiliate Obligations. Buyer may designate one or more of its Affiliates to purchase some or all of the Purchased Assets and assume some or all of the Assumed Liabilities.  Buyer shall be fully responsible for any such Affiliates’ compliance with this Agreement.

Section 1.2          Excluded Assets.

Notwithstanding anything contained in Section 1.1, or elsewhere in this Agreement to the contrary, the Purchased Assets exclude the following (collectively, the “Excluded Assets”):

(a)          all cash and cash equivalents of the Sellers, or either of them;

(b)          all accounts receivable of the Sellers, or either of them;

(c)          all right, title, and interest of the Sellers, or either of them, in, to, and under all Contracts that are not Assigned Contracts and (i) all agreements for indebtedness or borrowed money, and (ii) all agreements with employees, advisors and consultants performing services for the Business, including all prepaid expenses and advances under such agreements;

(d)          all insurance policies of the Sellers, including any D&O tail policy;

(e)          the minute books and ownership record books of the Sellers, or either of them;

(f)          any assets relating to any Employee Benefit Plan of the Sellers, or either of them;

(g)          any facilities other than the Wilsonville Facility;

(h)          all rights of the Sellers, or either of them, under this Agreement or any Related Document;

(i)          any Tax refunds (or amounts credited against current cash Taxes otherwise due and payable in lieu of a refund) with respect to the Purchased Assets or the Business that relate to any Tax period (or portion thereof) ending on or prior to the Closing Date;

(j)          any monetary credit or reward paid by a Governmental Entity to the Sellers for retaining employees during the COVID-19 pandemic; and

(k)          the other items listed in Schedule 1.2.

Section 1.3          Assumed Liabilities.

On the terms and subject to the conditions contained in this Agreement, effective as of the Closing, and from and after the Closing, Buyer shall pay or assume, perform and discharge when due, the following, and only the following, Liabilities of the Sellers, or either of them, excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):

(a)          all Liabilities accruing after the Closing Date under the Assigned Contracts in accordance with their respective terms, but only to the extent the Assigned Contracts have been effectively assigned and transferred to Buyer under the provisions of this Agreement; and

(b)          all Liabilities to the extent relating to or arising out of Buyer’s operation or conduct of the Business or the Purchased Assets from and after the Closing Date.

Section 1.4          Excluded Liabilities.

Notwithstanding anything contained in this Agreement to the contrary, neither Buyer nor any of its Affiliates are assuming any Liabilities of the Sellers, or either of them, other than the Assumed Liabilities, whether or not relating to the Purchased Assets or the Business (collectively, the “Excluded Liabilities”).  All of the Excluded Liabilities shall at and after the Closing remain the exclusive responsibility and obligation of the Sellers.  Without limiting the generality of the foregoing, the Excluded Liabilities include the following Liabilities:

(a)          any Liability of the Sellers, or either of them, under this Agreement or any Related Document;

(b)          any Liability of the Sellers, or either of them, for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the Related Documents or the completion, or preparation for the completion, of the transactions contemplated hereby or thereby, including all attorneys’ and accountants’ fees, and brokerage fees incurred by or imposed upon the Sellers, or either of them;

(c)          all accounts payable or notes payable of the Sellers, or either of them, or any indebtedness of the Sellers, or either of them, for borrowed money;

(d)          any Liability of the Sellers, or either of them, under any Assigned Contract that accrued on or before the Closing Date, including any Liability arising out of a breach or alleged breach thereof that occurred as of or before the Closing;

(e)          any obligations in connection with any prepayments for goods or services that remain undelivered, including under any Assigned Contract;

(f)          any Liability of the Sellers, or either of them, under any Contract that is not an Assigned Contract;

(g)          any Liability of the Sellers, or either of them, with respect to any Taxes, including any Liability for Taxes arising in connection with the Sale that are payable under applicable Law  by the Sellers, or either of them;

(h)          any Liability of the Sellers, or either of them, arising out of the injury to or death of any individual or damage to or destruction of any property, whether based on negligence, breach of warranty, errors and omissions, strict liability, enterprise liability or any other legal or equitable theory arising from or related to any Products, to the extent any of those Liabilities result from or arise out of events, facts or circumstances occurring or existing at or before the Closing, notwithstanding whether the date on which any claim or Proceeding therefor is commenced or made is before or after the Closing Date;

(i)          all Liabilities arising out of breach of warranty claims for repair or replacement of, or other remedies available to customers of, Products sold on or before the Closing Date;

(j)          any Liability of the Sellers, or either of them, relating to any Proceeding arising out of or in connection with the conduct of the Sellers, or either of them, or any other conduct of any of the Sellers’ Representatives or distributors, whether or not disclosed on the Schedules hereto, in each instance before the Closing;

(k)          any Liability relating to any Employee or any Employee Benefit Plan;

(l)          any Liability of the Sellers, or either of them, that relates to the Excluded Assets; and

(m)          any other Liability of Sellers, or either of them, not explicitly assumed by Buyer under Section 1.3.

The Sellers acknowledge that the Sellers are retaining the Excluded Liabilities, and the Sellers shall pay, discharge and perform all of the Excluded Liabilities promptly when due.

Section 1.5          Purchase Price.

(a)          The purchase price for the Purchased Assets consists of equity consideration (the “Consideration Shares”) of 9,000,000 American Depositary Shares (“ADSs”) of Trinity to be issued at the Closing and cash consideration of US$12,500,000 (the “Initial Cash Consideration”), subject to adjustment as provided in Section 1.6(a), payable at the Closing.

(b)          [intentionally omitted]

(c)          Upon the achievement of any of the Triggering Events, Buyer shall pay additional cash consideration for the Purchased Assets as set out in Schedule 1.5(c) (the “Contingent Consideration”).

(d)          The Consideration Shares and the Initial Cash Consideration, and any Contingent Consideration if and when it becomes payable (together, the “Purchase Price”), and the Assumed Liabilities shall initially be allocated among each Seller and further allocated among the Purchased Assets of each Seller in accordance with the estimated allocation set out in Schedule 1.5(d) (the “Purchase Price Allocation”).  The parties acknowledge that for tax and financial accounting purposes, Buyer and its Affiliates may after the Closing allocate the Purchase Price, the Purchased Assets, the Assumed Liabilities and any other relevant items in accordance with a valuation study performed by an independent third party engaged by Buyer.  Buyer shall promptly notify Waveform of any such revised allocation, and shall consider in good faith, but shall not be required to accept, Waveform’s good-faith comments on that allocation.  Buyer and each Seller shall prepare and timely file all Tax Returns (including but not limited to Internal Revenue Service Form 8594) in a manner consistent with the Purchase Price Allocation, as so revised (if applicable), and take no position inconsistent therewith unless otherwise required following a good faith audit with a Taxing Authority.

(e)          Buyer and its Affiliates shall be entitled to deduct and withhold from the Purchase Price or any other payment otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Laws with respect to the making of such payment; provided, however, that if Buyer or its Affiliate determines it is obligated to deduct or withhold any such amounts from any amounts payable or otherwise deliverable pursuant to this Agreement, Buyer shall provide the applicable recipient with prior written notice of its intent to deduct and withhold, and cooperate with such recipient to minimize or eliminate any such potential deduction and withholding.  Any amounts so withheld and timely paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 1.6          Payment of Initial Cash Consideration and Consideration Shares.

(a)          At the Closing, Buyer shall pay to Perceptive the Adjusted Initial Cash Payment.  The “Adjusted Initial Cash Payment” equals:

(i)          the Initial Cash Consideration;

(ii)          minus US$1,000,000 (the “Escrow Amount”) to be held by the Escrow Agent as provided in Article XI; and

(iii)          minus the Seller Expenses to be paid by Buyer under Section 1.6(d).

(b)          At the Closing, Buyer shall pay the Escrow Amount to U.S. Bank, National Association (the “Escrow Agent”) to be held in an escrow account under the terms of an escrow agreement substantially in the form attached as Exhibit A (the “Escrow Agreement”).  The amounts so held by the Escrow Agent are called the “Escrow Fund” and are to be held and paid out in accordance with Article XI.

(c)          At the Closing, Buyer shall (and, in the case of clause (ii), is hereby directed by the Sellers to) (i) on Perceptive’s behalf, request a subscription for the 36,000,000 Class A ordinary shares of $0.0109 each in the capital of Trinity underlying the Consideration Shares (the “Ordinary Shares”), at a subscription price equal to the nominal value of each such Ordinary Share (the aggregate purchase price for the Ordinary Shares, the “Subscription Price”), and (ii) deliver to Trinity funds equal to the Subscription Price (it being agreed, as between the Buyer and Sellers, that such delivery shall discharge pro tanto the Purchase Price, but, for the avoidance of doubt, shall not reduce the Adjusted Initial Cash Payment or any Contingent Consideration).  At the Closing, Buyer shall cause Trinity to (A) cause the Ordinary Shares to be issued to the ADR Depositary, which will hold those Ordinary Shares pursuant to the terms of Trinity’s American Depositary Receipt program and (B) issue and deposit the Consideration Shares that represent the Ordinary Shares into a book entry account to be maintained on behalf of Perceptive by the ADR Depositary.  Those Ordinary Shares will be “restricted securities,” as provided in Section 1.10(b).  At the Closing, Perceptive will, under the Share Issuance and Subscription Agreement, appoint Buyer as Perceptive’s agent and attorney-in-fact for the limited purpose of the actions contemplated by this Section 1.6(c).

(d)          At the Closing, Buyer shall pay the Seller Expenses in accordance with the Flow of Funds Memorandum.

(e)          No later than four Business Days before the Closing, Waveform shall deliver to Buyer a flow of funds memorandum reasonably acceptable to Buyer (the “Flow of Funds Memorandum”) that sets out (i) the amount of the Adjusted Initial Cash Payment together with the wire instructions for payment of that amount to Perceptive and (ii) a list of each expense of the Sellers that Waveform requests Buyer to pay from the Purchase Price (collectively, the “Seller Expenses”) together with the name of the Person to which each Seller Expense is payable and the wire instructions or other payment instructions for that Person.

(f)          All payments under this Agreement shall be made by wire transfer of immediately available funds, except as otherwise provided in this Agreement or on the Flow of Funds Memorandum.

Section 1.7          Instruments of Conveyance and Transfer, Etc.

At the Closing, the Sellers shall execute and deliver to Buyer or its Affiliates a bill of sale, assignment and assumption agreement substantially in the form of Exhibit B (the “Bill of Sale”), an assignment of patents substantially in the form of Exhibit C (the “Patent Assignment”), an assignment of copyrights substantially in the form of Exhibit D (the “Copyright Assignment”), an assignment of trademarks substantially in the form of Exhibit E (the “Trademark Assignment”), an assignment of Permits related to the manufacture, promotion and sale of the Products substantially in the form of Exhibit F (the “Permit Assignment”), all documents necessary to cause the transfer of the Sub Shares, Sellers’ domain names and such other deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as Buyer reasonably determines are necessary or desirable to transfer, convey and assign good and marketable title to the Purchased Assets to Buyer free and clear of any and all Encumbrances.  Each Seller shall take all reasonable legal steps that may be necessary to put Buyer in possession and operating control of the Purchased Assets.

Section 1.8          Further Assurances.

The Sellers shall promptly pay or deliver to Buyer any Purchased Asset that the Sellers, or either of them, may receive after the Closing.  The Sellers shall, at any time and from time to time after the Closing, do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, deeds, assignments, transfers, conveyances or assurances as Buyer may reasonably request to transfer, assign, convey, grant and confirm to Buyer the Purchased Assets, or to aid and assist in the collection or reducing to possession by Buyer of the Purchased Assets, or to vest in Buyer good and marketable title to the Purchased Assets, or otherwise to complete the transactions contemplated by this Agreement and the Related Documents in accordance with the terms hereof or thereof.

Section 1.9          Sales and Transfer Taxes.

Waveform shall pay to applicable Taxing Authorities any and all sales Taxes, use Taxes, transfer Taxes, license Taxes, documentary charges, recording fees or similar Taxes, charges or fees that may become payable in connection with the sale, transfer and conveyance of the Purchased Assets to Buyer (the “Transaction Taxes”).  The Sellers and Buyer shall coordinate with each other the filing of any forms required in connection with Transaction Taxes.  The parties shall reasonably cooperate to minimize the amount of any Transaction Taxes imposed in connection with the sale of the Purchased Assets to Buyer.

Section 1.10          [Intentionally deleted]

Section 1.11          Defined Terms.

Certain capitalized terms used in this Agreement are defined in Annex I attached hereto.

ARTICLE II
CLOSING

The closing of the Sale and the other transactions contemplated by this Agreement (the “Closing”), shall take place remotely by electronic means on the date that is four Business Days after the date on which all closing conditions set out in Article VII have been satisfied or waived, or on such other date to which Buyer and Waveform mutually agree (the “Closing Date”).  The Closing shall be deemed to occur as of midnight at the end of the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies, jointly and severally, represent and warrant to Buyer as follows:

Section 3.1          Organization; Power, Authority and Good Standing of the Companies.

Each Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization or incorporation and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.  Each Company is duly licensed or qualified to transact business and is in good standing in each jurisdiction set out in Schedule 3.1. The jurisdictions set out in Schedule 3.1 for each Company together constitute all jurisdictions in which the nature of the business transacted by that Company requires that licensing or qualification, except to the extent that the failure to be so licensed or qualified would not adversely affect that Company’s ability to transfer the Purchased Assets to Buyer in accordance with this Agreement.

Section 3.2          Company Authority; Noncontravention; Consents.

(a)          Each Company has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and each Related Document to which it is or will be a party and to complete the transactions contemplated hereby and thereby.  The execution and delivery by each Company of, and its performance of its obligations under, this Agreement and each Related Document to which it is or will be a party and its completion of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company, corporate and other action on the part of that Company.  This Agreement and each Related Document to which each Company is or will be a party have been, or will be at or before the Closing, duly and validly executed and delivered by it and are, or will be, its valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity.

(b)          Except as set out in Schedule 3.2(b), neither the execution and delivery by each Company of, nor the performance by each Company of its obligations under, this Agreement and each Related Document to which it is or will be a party, nor its completion of the transactions contemplated hereby or thereby nor its compliance with any provision hereof or thereof (i) conflicts with, or results in any violation or breach of any of the terms, conditions or provisions of, or constitutes (with or without notice, lapse of time, or both) a default or gives rise to any right of contingent payment, termination, cancellation, acceleration, non-renewal or any other contingent right under, or the loss of any material benefit under, or results in the creation of any Encumbrance upon any of the Purchased Assets under, any term, condition or provision of (A) its Fundamental Documents or (B) any Assigned Contract or any other material Contract to which it is a party or by which its assets are bound, or (ii) violates any Laws applicable to it or any of the Purchased Assets.

(c)          Except as set out in Schedule 3.2(c), no consent, Permit, approval, Order or authorization of or by, registration, declaration or filing with or notification to any Governmental Entity or any other Person is required in connection with the execution, delivery and performance by each Company of its obligations under this Agreement or the Related Documents to which it is or will be a party or its completion of the transactions contemplated hereby or thereby.

Section 3.3          No Purchased Assets Held by Others.

Except as set out in Schedule 3.3 and except for assets held by Sub, there are no assets, properties, interests in assets or properties or rights owned or held by any Affiliate of either Seller that are required for the conduct of the Business as currently conducted or that would be a Purchased Asset if owned or held by a Seller.  Notwithstanding the foregoing, no other asset other than the Purchased Assets is required for the conduct of the Business as currently conducted.

Section 3.4          Interests.

(a)          All of the Interests in Parent are owned as set out in Schedule 3.4.  There are no equity securities of, or other ownership interests in, Parent presently outstanding, other than those set out in Schedule 3.4.

(b)          All of the Interests in Waveform are owned by Parent.  There are no equity securities of, or other ownership interests in, Waveform other than those Interests owned by Parent.

(c)          The Sub Shares, which consist of one business share in Sub, are owned by Waveform as the sole legal and beneficial owner.  There are no equity securities of, or other ownership interests in, Sub other than the Sub Shares. Waveform has full and unrestricted right and title to the Sub Shares.

Section 3.5          Financial Statements.

(a)          Schedule 3.5 contains the balance sheets of the Companies as at December 31, 2020, 2021 and 2022 and the related income statements and statements of cash flows for the 12-month periods then ended (collectively, the “Year-End Financial Statements”) and the balance sheets of the Companies as at June 30, 2023 (the “Latest Balance Sheets”) and the related income statements and statements of cash flows for the period beginning on January 1, 2023 and ending on the Latest Balance Sheet Date (collectively, the “Interim Financial Statements,” and, together with the Year-End Financial Statements, the “Financial Statements”).

(b)          Since the date of the Latest Balance Sheet (the “Latest Balance Sheet Date”), there has been no material change in (i) any accounting principle, procedure or practice followed by the Companies or (ii) the method of applying any such principle, procedure or practice.

(c)          The Financial Statements present fairly, in all material respects, the financial condition of each Company as at the respective dates indicated and each Company’s income and retained earnings for the respective periods indicated in accordance with GAAP, except (i) as set out in Schedule 3.5 and (ii) in the case of the Interim Financial Statements, for (A) normal year-end adjustments (none of which will be material) and (B) the absence of footnotes.

Section 3.6          Absence of Undisclosed Liabilities.

Except as set out in Schedule 3.6, no Company has any material Liability required by GAAP to be disclosed in a consolidated financial statement of that Company, except for (a) Liabilities reflected on its Latest Balance Sheet and (b) Liabilities that have arisen since the Latest Balance Sheet Date in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, violation of Law, or any action, suit or Proceeding).

Section 3.7          Absence of Changes.

Except as set out in Schedule 3.7, since the Latest Balance Sheet Date, each Company has been operated in the ordinary course, consistent with past practice, and there has not been;

(a)          Any Material Adverse Change in any Company, whether or not covered by insurance;

(b)          any material Liability incurred, or any material transaction, contract or commitment entered into, amended or terminated, with respect to any Company related to the Business, or the Purchased Assets, other than items incurred or entered into on an arms-length basis in the ordinary course of business, consistent with past practice;

(c)          any license, sale, transfer, pledge, mortgage, or other disposition of any tangible or intangible asset of any Company related to the Business, except on an arms-length basis in the ordinary course of business and consistent with past practice;

(d)          any material write-down or write-up of the value of any Inventory of any Company or any material write-off as uncollectible of any accounts or notes receivable of any Company, or any portion thereof, or any amendment or waiver or termination of any claims or rights of value to any Company;

(e)          any single capital expenditure or commitment therefor by any Company in excess of US$100,000 or aggregate capital expenditures or commitments therefor in excess of US$250,000 for additions to property, plant or equipment;

(f)          any forward purchase commitments by any Company (i) materially in excess of the requirements of the historical practices of that Company or materially in excess of normal operating inventories or needs, or (ii) at prices materially higher than current market prices;

(g)          any forward sales commitments by any Company (i) in excess of the ability of that Company to fulfill the same at a profit margin substantially similar to its normal profit margin or (ii) at prices materially lower than current market prices;

(h)          any other transaction entered into by any Company, other than in the ordinary course of its business and consistent with past practice, that involves aggregate payments to or by that Company in excess of US$100,000; or

(i)          any agreement, whether in writing or otherwise, to take any of the actions specified in the foregoing clauses (a) through (h).

Section 3.8          Tax Matters; Certain Definitions.

(a)          Except as set out in Schedule 3.8, each Seller, solely with respect to the Purchased Assets and the Sub:

(i)          has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof (including any Taxes shown due on any Tax Return);

(ii)          has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which those Tax Returns are required to be filed, and all of those Tax Returns are true and correct in all material respects; and

(iii)          has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, other than automatic extensions of time obtained in the ordinary course of business.

(b)          Except as set out in Schedule 3.8(b), copies of all income and other material Tax Returns filed by or on behalf of the Sellers (with respect to the Purchased Assets) and the Sub for each Company’s three most recent completed Tax years (and each other Tax Return that is subject to audit by the applicable Taxing Authority) have been made available to Buyer.  At the time of filing, those Tax Returns were complete and correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities and status of the relevant Company and any other Person included in any consolidated or combined Tax Return concerning that Company and any other information required to be shown therein.  Each Company’s taxpayer identification number is set out on Schedule 3.8(b).

(c)          Except as set out in Schedule 3.8(c):

(i)          no Encumbrances exist for any Taxes upon any of the Purchased Assets, other than Permitted Encumbrances, and no deficiency or addition to Taxes, interest or penalties for any Taxes has been proposed, asserted or assessed against any Seller or any member of any affiliated or combined group of which any Company was or is a member (with respect to the Purchased Assets) or the Sub;

(ii)          there are no Proceedings pending or, to the Knowledge of the Companies, threatened against any Seller in respect of Taxes which could result in an Encumbrance on the Purchased Assets or on any assets of Sub or in an assessment of any additional Taxes against Sub, nor, to the Knowledge of the Companies, is any such assessment of additional Taxes against Sub anticipated;

(iii)          each Company has complied in all material respects with all applicable Laws relating to the collection or withholding of Taxes (such as sales Taxes or withholding of Taxes from the wages of employees), and no Company has been or is liable for any Taxes for failure to comply with those Laws;

(iv)          neither Seller is, or ever has been, a party to any Tax sharing agreement, Tax indemnity or other similar contractual agreement with any Person (other than such agreements entered into in the ordinary course of business, the primary purpose of which is not Taxes) that relates to the Purchased Assets;

(v)          neither Seller is a United States real property holding corporation within the meaning of Section 897 of the Code, nor is either Seller a foreign Person within the meaning of Section 1.1445-2(b) of the rules and regulations promulgated under Section 1445 of the Code;

(vi)          neither Seller will become entitled to a deduction under Treas. Reg. §1.461-4(d)(5), or any comparable principle of Tax law, for any payment deemed to be made to Buyer in connection with the assumption by Buyer of any of the Assumed Liabilities;

(vii)          no claim has ever been made by any Governmental Entity in a jurisdiction in which the Seller (with respect to the Purchased Assets) or the Sub does not file Tax Returns that that Company is or may be subject to taxation by that jurisdiction;

(viii)          Sub is not a party to any agreement, contract, arrangement or plan that has resulted or could reasonably result, separately or in the aggregate, in the payment of any excess parachute payment within the meaning of Code Section 280G or any corresponding provision or any amount that would not be fully deductible as a result of Code Section 162(m) or any corresponding provision;

(ix)          Sub will not be required to include any material item of income in, or exclude any material deduction from, taxable income, for any period ending after the Closing Date as a result of any (A) change in accounting method prior to the Closing Date, (B) use of an improper method of accounting prior to the Closing Date; (C) a Closing Agreement under Code Section 7121 executed prior to the Closing Date; (D) any intercompany transaction occurring prior to the Closing Date; or (E) an installment sale made prior to the Closing Date;

(x)          Sub has not distributed stock of another Person or had its stock distributed by another Person, in a transaction governed by Code Section 355 or Code Section 361;

(xi)          Sub has not been a party to any “reportable transaction” as defined in Code Section 6701 and US Treasury Regulations Section 1.6011; and

(xii)          Sub is a “Controlled Foreign Corporation” as defined in Code Section 957.  Sub is not a “Passive Foreign Investment Company” as defined in Code Section 1297.  Any and all Tax due under Code Section 965 has been paid in full, and any and all Taxes and filings related to Sub’s status as a Controlled Foreign Corporation (including but not limited to Forms 5471 and FinCEN 114) whether due on behalf of Sub itself or Waveform, or any affiliated or consolidated entity have been submitted on a timely basis with appropriate Tax paid in full.

(d)          Except as set out in Schedule 3.8(d) since its incorporation, Sub:

(i)          has timely paid or caused to be paid all Taxes required to be paid by it through the date hereof (including any Taxes shown due on any Tax Return);

(ii)          has filed or caused to be filed in a timely manner (within any applicable extension periods) all Tax Returns required to be filed by it with the appropriate Governmental Entities in all jurisdictions in which those Tax Returns are required to be filed, and all of those Tax Returns are true and correct in all material respects;

(iii)          has not requested or caused to be requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, other than automatic extensions of time obtained in the ordinary course of business, or for payment of any Taxes required to be paid;

(iv)          has kept complete and accurate records of all Tax Returns required to be filed and other Tax related documents which are required to be kept in accordance with applicable Laws;

(v)          is duly registered for the purposes of VAT and corporate income Tax and has complied with all related statutory requirements. Sub has been at all times an exclusive resident of Slovenia for Tax purposes;

(vi)          no investigation, audit or assessment has ever been made by any Taxing Authority in the jurisdiction in which Sub files Tax Returns;

(vii)          is not a party to any Tax Proceedings or Tax audits which could potentially result in a payment by Sub of additional Taxes nor has settled any of those Tax Proceedings or Tax audits with any Governmental Authority;

(viii)          is not a party to any agreement, contract, arrangement or plan that has resulted or could reasonably result in any unlawful Tax evasion. All transactions to which Sub is, or was, a party were accurately reported for Tax purposes;

(ix)          has determined all prices under all transactions to which Sub is or was a party as being equal to arm’s length prices applicable to those transactions under applicable Laws. Sub has kept accurate records of all documents required by the Governmental Authority to substantiate the arm’s length value of each of those transactions in accordance with applicable Laws. No transaction enterered by Sub is or was subject to transfer pricing and related provisions.

(e)          “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits and corporate income tax) and all gross receipts, sales, use, ad valorem, VAT, transfer, franchise, license, withholding (including wage withholding tax),, payroll, employment (including employee social and health security contributions),, excise, environmental (including taxes under Code Section 59A), social and health security charges, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, capital tax and other legal transaction taxes, dividend withholding tax, land taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any Taxing Authority (domestic or foreign) on that Person (if any) and (b) any Liability for the payment of any amount of the type described in clause (a) above as a result of (i) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (ii) being a member of an affiliated, combined or consolidated group or (iii) a contractual arrangement or otherwise.

(f)          “Taxing Authority” means any Governmental Entity that has the authority to determine the amount of or collect any Taxes.

(g)          “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.9          Title to Assets, Properties and Rights and Related Matters.

(a)          Each Company has good and marketable title to its Owned Requisite Rights as provided in Section 3.11 and good and marketable title to, or, solely to the extent set out in Schedule 3.10, a valid leasehold interest in, the Purchased Assets, free and clear of all Encumbrances, of any kind or character, except for those Encumbrances set out in Schedule 3.9(a) and Permitted Encumbrances.

(b)          Except as set out in Schedule 3.9(b), the machinery, Equipment and other tangible assets of the Companies that are included in the Purchased Assets, taken as a whole, are in reasonable operating condition and repair (subject to normal wear and tear and with due regard for their age).  Except as set out in Schedule 3.9(b) and other than Inventory and supplies in transit in the ordinary course of business, all tangible personal property of the Companies that are included in the Purchased Assets is located at a Facility.

Section 3.10          Real Property-Owned or Leased.

(a)          Real Property Used or Occupied.  Schedule 3.10(a) sets out each facility used or occupied by the Sellers, or either of them, in connection with the Business, or by Sub (collectively, the “Facilities”) and, for each Facility, sets out (i) the address of that Facility, (ii) whether that Facility is owned (each, an “Owned Facility”) or leased (each, a “Leased Facility”) by the relevant Company and (iii) which Company owns or leases that Facility.  Except as set out in Schedule 3.10(a), no Seller uses or occupies any real property other than the Facilities in connection with the Business, and Sub does not use or occupy any real property other than the Facilities.  One or more Companies has either a valid leasehold interest in each Leased Facility or good and marketable title to each Owned Facility, as set out in Schedule 3.10(a), in each case, free and clear of all Encumbrances other than Permitted Encumbrances and no Company has materially breached or is in material default under a lease for a Leased Facility.

(b)          Facilities.  With respect to each Facility, except as set out in Schedule 3.10(b):

(i)          no portion thereof is subject to any pending condemnation or other Proceeding by any public or quasi-public authority and, to the Knowledge of the Companies, there is no threatened condemnation or other Proceeding with respect thereto;

(ii)          to the Knowledge of the Companies, the physical condition of that Facility is sufficient to permit the continued conduct of the Business as presently conducted in that Facility, subject to the provision of usual and customary maintenance performed in the ordinary course with respect to similar properties of like age and construction;

(iii)          there are no Contracts to which any Company is a party, granting to any other Person the right of use or occupancy of any portion of that Facility, and there are no Contracts to which any Company is a party or, to the Knowledge of the Companies, legal restrictions that preclude or restrict the ability to use that Facility for the purposes for which it is currently being used;

(iv)          to the Knowledge of the Companies, that Facility has been operated and maintained in all material respects in accordance with applicable Laws;

(v)          that Facility is supplied with all utilities and other services necessary for the Companies’ current uses of that Facility, including gas, electricity, water, communications, sanitary sewer and storm sewer, all of which services are adequate for the Companies’ current requirements; and

(vi)          that Facility, or the building in which that Facility is located, abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefitting that Facility or the building in which that Facility is located, and access to that Facility, or the building in which that Facility is located, is provided by paved public right of way with adequate curb cuts available.

Section 3.11          Intellectual Property; Cybersecurity; Data Protection.

(a)          Except in each case as set out in Schedule 3.11(a)(i)-(viii):

(i)          the Sellers own, have the right to use, sell, license and dispose of, and have the right to bring actions for the infringement of, all Intellectual Property Rights used in the conduct of the Business (collectively, the “Owned Requisite Rights”), other than those Intellectual Property Rights for which the Sellers, or either of them, have a valid license to use in connection with the conduct of the Business (collectively, the “Licensed Requisite Rights,” and together with the Owned Requisite Rights, the “Requisite Rights”), and those rights to use, sell, license, dispose of and bring actions are exclusive with respect to the Owned Requisite Rights;

(ii)          Schedule 3.11(a)(ii) sets out (A) a list of all Contracts of the Sellers, or either of them, with any third Person relating to any Intellectual Property Rights (collectively, “IP Contracts”), and (B) a list of all Requisite Rights, including, for each Requisite Right (1) whether that Requisite Right is an Owned Requisite Right or a Licensed Requisite Right, (2) the name of the owner or holder of that Requisite Right, and (3) a reference to any IP Contracts related to that Requisite Right;

(iii)          no Intellectual Property Rights other than the Requisite Rights are required for the conduct of the Business as currently conducted;

(iv)          to the extent that the Sellers, or either of them, have decided to seek patent protection for an invention included within the Owned Requisite Rights in a particular jurisdiction, the Sellers, or either of them, have made timely application in compliance with applicable filing requirements for issuance of letters patent or comparable patent protection documentation for that invention in that jurisdiction;

(v)          except as set out in Schedule 3.11(a)(iv) there are no royalties, honoraria, fees or other payments claimed by any Person from any Company or payable by any Company to any Person on the manufacture or sale of any Product or by reason of the ownership, use, license, sale or disposition of the Owned Requisite Rights or the Licensed Requisite Rights;

(vi)          to the Knowledge of the Companies, no activity, service or procedure currently conducted by any Company violates any IP Contract, or infringes any Intellectual Property Rights of any other Person;

(vii)          to the Knowledge of the Companies, no Company has interfered with, infringed upon or misappropriated or otherwise come into conflict with any Intellectual Property Rights of any Person, or committed any acts of unfair competition, no Company has received from any Person in the past 5 years any written notice, charge, complaint, claim or assertion of any of the foregoing, and no such claim is impliedly threatened by an offer in writing to license Intellectual Property Rights from another Person under a claim of use; and

(viii)          no Company has sent to any Person in the past 5 years, or otherwise communicated to any Person, any written notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement by or misappropriation of, or other conflict with, any Owned Requisite Rights by that other Person or any acts of unfair competition, including acts that are actionable under Section 43(a) of the Lanham Act, by that other Person, nor, to the Knowledge of the Companies, is any such infringement, misappropriation, conflict or act of unfair competition occurring or threatened.

(b)          Schedule 3.11(b) sets out a true and complete list of all applications, filings and other formal actions made or taken by or on behalf of each Seller under any Laws or with private organizations to perfect or protect each Seller’s interests in its Owned Requisite Rights, including all domain names, patents, trademarks, service marks and copyrights, and a list of all next upcoming annual, maintenance or renewal fees or filings related to the foregoing.  All annual, maintenance, renewal and other fees or filings are current for all patents, trademark registrations and registered copyrights and domain names, and for all applications for the same, included in the Owned Requisite Rights.

(c)          In addition to the applications, filings and other formal actions set out on Schedule 3.11(b), the Companies have taken commercially reasonable steps designed to protect its interest in the Owned Requisite Rights, including in the confidential information and trade secrets related to the Products or used in the conduct of the Business.

(d)          No government funding, facilities of a college or other educational institution or research center, or funding from third Persons was used by any Company in developing any Owned Requisite Rights.  No Person involved in, or contributing to the creation or development of, Owned Requisite Rights performed services for a Governmental Entity, college or other educational institution or research center in a manner that would affect the relevant Seller’s rights in Owned Requisite Rights.

(e)          Except as set out in Schedule 3.11(e):

(i)          The Sellers own, or have a valid license to, or right to use, all information technology hardware and software currently used in connection with the Business, correct and complete lists of which are set out in Schedule 3.11(e).

(ii)          All third-party information technology services used by the Companies in connection with the Business (including hosting, licensing, support, development and telephony) are provided under an active Contract between a Company and the service provider containing an agreed rate card or other specified pricing arrangement, a correct and complete list of which is set out in Schedule 3.11(e).  The Companies are the only client-side parties to each of those Contracts, and no other Person uses services under any of those Contracts.

(f)          The Companies have established and implemented commercially reasonable (taking into account the size and nature of the Business) policies, programs, and procedures, including administrative, technical, and physical safeguards, designed to obtain, secure and protect the Intellectual Property Rights, the confidentiality, integrity, and security of personal information and other confidential information in the Companies’ possession, custody, or control against unauthorized access, use, modification, disclosure, or other misuse.

(g)          Except as set out on Schedule 3.11(g), the Companies have complied in all material respects with applicable Laws regarding collection, use, storage and disposal of personal information in the control of and processed by the Company including, to the extent applicable, the California Consumer Privacy Act and the General Data Protection Regulation of the European Union.  Except as set out on Schedule 3.11(g), the Companies have not experienced any inadvertent or unauthorized loss or damage, or unauthorized access, disclosure, or use of its information systems or data, including any personal or confidential information, in the Companies’ possession, custody, or control, or otherwise held or processed on the Companies’ behalf that is material or that would, under applicable Laws, require the Companies to notify a Person.

Section 3.12          Agreements, No Defaults, Etc.

(a)          Schedule 3.12(a) sets out, for each Company, true and complete lists of all written Contracts to which it is a party, limited, in the case of Parent, to those related to the Business, the Products or the Purchased Assets, and brief descriptions of all oral contracts to which it is a party, limited, in the case of Parent, to those related to the Business, in each case that are described in the following provisions of this Section 3.12(a). Except as set out in Schedule 3.12(a), no Company is a party to any of the following:

(i)          distributorship, dealer, sales, advertising, agency or manufacturer’s representative Contract or other Contract relating to the payment of a commission;

(ii)          Contract or commitment for the employment of any officer, employee or consultant or any other type of Contract or understanding with any officer, director, employee or consultant, including all agreements and understandings relating to severance payments, confidentiality, non disclosure, intellectual property assignment or ownership or non compete agreements;

(iii)          collective bargaining agreement or other Contract with any labor union or proposed labor union;

(iv)          Contract or commitment for the borrowing of money, for a line of credit or for a leasing transaction of a type required to be capitalized in accordance with Accounting Standards Codification No. 840 of the Financial Accounting Standards Board;

(v)          Contract for capital expenditures in excess of US$100,000;

(vi)          Contract that contains a non-compete provision or otherwise restricts any Company from engaging in any aspect of the Business anywhere in the world;

(vii)          Contract or other agreement or arrangement for the sale of any assets, properties or rights other than the sale of Products in the ordinary course of business at normal profit margins;

(viii)          lease or other agreement under which any Seller is a lessee of or holds or operates any machinery, equipment, motor vehicles, office furniture, fixtures, products, merchandise or other personal property owned by any other Person which involves aggregate annual payments by the Sellers, or either of them, in excess of US$100,000;

(ix)          Contract or group of related Contracts with the same Person (excluding purchase orders entered into in the ordinary course of business which are to be completed within three months of the date entered into) for the purchase or sale of Products, material, supplies or equipment under which the undelivered balance thereof (including the aggregate undelivered balance under any such Contracts between the same Person and the Sellers, or either of them) has a selling price in excess of US$100,000;

(x)          Contract (A) that is not terminable by either party thereto without penalty upon not more than 60 days’ advance notice and involves aggregate consideration in excess of US$100,000 or (B) that involves aggregate consideration in excess of US$100,000 annually (excluding in the case of clauses (A) and (B) above any (i) purchase order with customers or vendors entered into in the ordinary course of business which is to be completed within three months of the date entered into and (ii) employment or consultant Contracts);

(xi)          intellectual property assignment or ownership with any vendor or customer of the Companies, or any of them; or

(xii)          other Contract material to the Business, the Products or the Purchased Assets.

(b)          Except as set out in Schedule 3.12(b), (i) all Contracts set out in Schedule 3.12(a) are in full force and effect, constitute legal, valid and binding obligations of each Company that is party thereto and, to the Knowledge of the Companies, the other parties thereto, and are enforceable in accordance with their respective terms against each the relevant Companies and, to the Knowledge of the Companies, the other parties thereto, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Law affecting the enforcement of creditors’ rights generally.  Buyer has been provided access to true, complete and correct copies of all written Contracts set out in Schedule 3.12(a).

Section 3.13          Litigation, Etc.

Except as set out in Schedule 3.13, there are no (a) Orders or Proceedings pending, (b) to the Knowledge of the Companies, investigations by any Governmental Entity pending or (c) to the Knowledge of the Companies, Orders, Proceedings or investigations by any Governmental Entity threatened, against, relating to or affecting any Company, the Products or the Business.  All material documents and correspondence related to any matters set out in Schedule 3.13 have been provided to Buyer.

Section 3.14          Compliance; Anti-Corruption; Permits.

(a)          General.  Except as set forth on Schedule 3.14(a), each Company has been and is in material compliance with all Laws, Orders and Permits, including Environmental, Health and Safety Laws, applicable to that Company, the Business or the Purchased Assets.  Except as set out on Schedule 3.14, to the Knowledge of the Companies, no investigation or review by any Governmental Entity with respect to any Company is pending or threatened, nor has any Governmental Entity notified any Company of its intention to conduct the same.

(b)          Anti-Corruption Compliance.  No Company has, directly or indirectly: (i) made, offered to make or promised to make any payment or transfer of anything of value, directly or indirectly, to (A) anyone working in an official capacity for any Governmental Entity in violation of any applicable Law, including any employee of any government-owned or controlled entity or public international organization or (B) any political party, official of a political party or candidate for political office, in order to obtain or retain business, or secure any business advantage, except for the payment of fees required by Law to be paid to Governmental Entities, (ii) made any unreported political contribution, (iii) made or received any payment that was not legal to make or receive, (iv) engaged in any transaction or made or received any payment that was intentionally or knowingly improperly recorded on its books, (v) created or used any “off-book” bank or cash account or “slush fund”, or (vi) engaged in any conduct constituting a violation of the United States Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act 2010, as amended, or the anti-corruption Law of any other Governmental Entity.

(c)          Permits.  The Companies have all Permits necessary for the conduct of the Business and those Permits are in full force and effect.  To the Knowledge of the Companies, none of those Permits will be terminated as a result of the Closing and no material violations are or have been recorded in respect of those Permits.  No Proceeding is pending or, to the Knowledge of the Companies, threatened in writing, to revoke, modify, suspend or limit any of those Permits. Schedule 3.14(c) sets out a correct and complete list of all Permits required to be obtained or filed by each Company in connection with the Business under all Laws under which that Company operates or is bound, and the Companies have made available to Buyer correct and complete copies of all of those Permits.  Each Company has made all filings, notices, reports and other communications with the appropriate Governmental Entities and has taken all other necessary action to secure the renewal of Permits (if renewable) before their expiration dates with respect to any Permits expiring within 90 days of the date hereof.

Section 3.15          Products; Compliance; Medical Regulations.

(a)          Schedule 3.15(a) sets out a list of all of the Products.

(b)          Except as set out on Schedule 3.15(b), each Company is in material compliance with all applicable Laws administered or issued by the FDA or any other applicable Medical Device Regulator.  Each Product, where required by Laws applicable thereto, is being manufactured and marketed under a valid market authorization issued by the FDA or another applicable Medical Device Regulator, including a Section 510(k) clearance or exemption from the requirement therefor (“510(k) Clearance”), de novo classification order, or valid premarket approval application (“PMA”).  Except as set out on Schedule 3.15(b), each Product is manufactured and marketed in all material respects in accordance with applicable ISO sections and, where applicable, with required CE Marks or other comparable certification marks in other jurisdictions.  Schedule 3.15(b) sets out each market authorization, including each 510(k) Clearance, de novo classification order, or PMA, for the Products, and each CE Mark and other certification marks applied by the Companies to the Products.

(c)          Except as set out on Schedule 3.15(c):

(i)          no significant false information has been submitted, nor has any significant omission been made, in any products application or products-related submission to the FDA or any other Governmental Entity by or, with the Knowledge of the Companies, on behalf of any Company or the Business;

(ii)          all market authorizations, all PMA, de novo classification, and Section 510(k) documents and related documents for each Product are in compliance with applicable Laws administered or promulgated by the FDA or other applicable Medical Device Regulator and the FDA or other applicable Medical Device Regulator has not indicated any intent to limit, suspend or revoke the market authorizations, including any PMA, de novo classification order, and Section 510(k) approvals or clearances or materially changing the marketing classification or labeling of any Product;

(iii)          all pre-clinical and clinical studies, if any, conducted by any Company or the Business related to each Product have been in accordance in all material respects with recognized good clinical and good laboratory practices and are in material compliance with applicable Laws administered or promulgated by the FDA or other applicable Medical Device Regulator regarding pre-clinical and clinical studies;

(iv)          each Company has obtained all necessary regulatory approvals from all Governmental Entities (whether foreign or domestic) related to each Product required in any jurisdiction where that Product is manufactured, marketed, sold or used, including CE Marks issued by applicable European regulators;

(v)          each Company is, in connection with the Business, to the extent applicable, in compliance in all material respects with QSRs, International Standard ISO 13485 (“ISO 13485”) and any other applicable Laws regarding manufacturing requirements, including the testing of incoming components and in process product, equipment, validation and maintenance, complaint file requirements, complaint investigation requirements, process validation, document retention, change controls, and master file and device history file documentation;

(vi)          no Company has, in connection with the Business or the Products, received written notice of a death, serious injury, or reportable malfunction for which it was required to file a medical device report (an “MDR”);

(vii)          each Company has, as applicable, up-to-date written policies that reflect its current QSR and MDR procedures;

(viii)          to the Knowledge of the Companies, there are no acts that furnish a reasonable basis for an Untitled Letter, Warning Letter or Section 305 Notice (each of those terms, as used in FDA practice), or other similar communication from the FDA or another applicable Medical Device Regulator, there have been no recalls, field notifications, safety alerts (whether voluntary or otherwise) or seizures requested or threatened, related to any Product; and

(ix)          no consent decree has been entered against any Company under the Federal Food, Drug and Cosmetic Act or similar or corresponding consent decrees in other foreign jurisdiction.

(d)          Absence of Product Liability Claims.  No written product liability Claims have been received by any Company or have been threatened in writing against any Company alleging any Liability of any Company as a result of any defect or other deficiency with respect to any Product.

(e)          Compliance with Health Care Laws.  Each Company, during the 5-year period preceding the date of this Agreement, is operating and has operated in material compliance with all applicable Health Care Laws.  No Company nor, to the Knowledge of the Companies, any Company’s officers, directors and personnel are in violation of or, to the Knowledge of the Companies, being investigated for violation of any Health Care Laws by which any of them is bound or to which any business activity or professional services performed by that Person is subject.

(f)          Participation in Federal Health Care Programs.  No Company is enrolled in any Federal Health Care Program.

(g)          Exclusion of the Companies from Federal Health Care Programs.  No Company is, nor has any Company been, (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, or (iii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs or otherwise excluded or threatened to be excluded from any of those programs or similar programs in the U.S. or other jurisdictions.

(h)          Exclusion of Personnel from Federal Health Care Programs.  No Company, nor, to the Knowledge of the Companies, any Company’s current directors and executive officers are, or have been, debarred, excluded or suspended from participating in any Federal Health Care Program.

(i)          Reporting and Billing. No Company does, nor is any Company required to, file reports or bills with third-party payors in connection with the Business.

(j)          Fraud and Abuse.  Each Company is operating and has operated in material compliance with all applicable Health Care Laws with respect to compensation arrangements, ownership interests or other relationships between referral sources and referral recipients.  No Company nor, to the Knowledge of the Companies, any of each such Company’s current directors, officers, Employees, independent contractors or authorized Representatives has, directly or indirectly, (i) offered or paid any remuneration (in cash or in kind) to, or made any financial arrangements with, any Person to illegally obtain any referrals or other business or payments from that Person, (ii) given or agreed to give any illegal gift or gratuitous payment (whether in money, property or services) to any Person, or (iii) made or agreed to make any illegal contribution, gift or gratuitous payment (whether in money, property or services) to, or for the private use of any Governmental Entity or any governmental official, employee or agent in violation of an applicable Health Care Law.

(k)          Medical Waste.  No Company disposes of Medical Waste.

Section 3.16          Insurance.

(a)          Schedule 3.16(a) sets out a true and complete list of all policies of liability, theft, fidelity, life, fire, product liability, errors and omissions, workmen’s compensation, health and other forms of insurance held by each Company (specifying the insurer, amount of coverage, deductibles, type of insurance and policy number and any pending claims thereunder).  Each Company has maintained that, or substantially similar, insurance coverage at all times during the past three years.

(b)          With respect to each policy of insurance set out in Schedule 3.16(a) and except as set out in that Schedule, the policy is a valid and enforceable policy and is in full force and effect, all premiums with respect thereto are currently paid and, except as set out in Schedule 3.16(b), are not subject to adjustment and, to the Knowledge of the Sellers, no Seller is in default of its obligations under each of those policies.

(c)          Schedule 3.16(c) contains correct and complete loss runs for the past three years for each policy of insurance set out on Schedule 3.16(a).

Section 3.17          Labor Relations; Employees.

(a)          Schedule 3.17(a) sets out a current, correct and complete list of all individuals employed by each Company in connection with the Business, or otherwise performing services on a regular basis in connection with the Business, whether employed by that Company or any other Person, in each case as of the date of this Agreement (collectively, the “Employees”), and each Employee’s date of hire, past period of service, present position, rate of compensation (including cash and non-cash compensation) and accrued vacation.  Except as set out in Schedule 3.17(a), there are no Employees who are on a leave of absence as of the date hereof.  Sub does not have any employees.

(b)          No Company is delinquent in payments to any of its Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to its Employees as of the date of this Agreement. During the past three years, no Company has implemented a “plant closing” or “mass layoff” as defined by the Worker Adjustment and Retraining Act (the “WARN Act”) that would trigger the application of the WARN Act as of the date of this Agreement.

(c)          To the Knowledge of the Companies, each Company is in material compliance with all applicable foreign and domestic Laws respecting labor, employment and employment practices, terms and conditions of employment and wages and hours, including with respect to the withholding of Taxes and other sums as required by Governmental Entities as of the date of this Agreement. No Company is a party to, or bound by, a collective bargaining agreement.

Section 3.18          Employee Benefit Plan Compliance.

(a)          Schedule 3.18(a) sets out a true, complete and correct list of all Employee Benefit Plans (collectively, the “Company Employee Plans”) (i) that cover any Employees, former employees or directors of, or service providers to, any Company or any ERISA Affiliate of any Company or any predecessor of any Company or any ERISA Affiliate, (ii) that are maintained, sponsored or contributed to by any Company or any ERISA Affiliate of any Company or (iii) with respect to which any Company or any ERISA Affiliate of any Company is obligated to contribute or has any actual or potential liability or obligation, whether direct or indirect.

(b)          Administration and Compliance.  Except as set out in Schedule 3.18(b), with respect to each Company Employee Plan:

(i)          the Company Employee Plan has been established, maintained, operated and administered in accordance with its terms and in compliance in all material respects with ERISA, the Code, and all other applicable Laws;

(ii)          there has not been any act or omission by any Company or any ERISA Affiliate of any Company that has given rise to or could reasonably give rise to any fines, penalties or related charges under ERISA, the Code or other applicable Law for which any Company could be liable;

(iii)          no Proceedings (other than routine benefit claims) are pending or, to the Knowledge of the Companies, threatened against or relating to any Company Employee Plan, or any fiduciary thereof and no Company Employee Plan that is a tax-qualified plan under Section 401(a) of the Code is currently the subject of any audit by a Governmental Entity or an application under the IRS Voluntary Correction Program; and

(iv)          if a Company Employee Plan or an agreement with any Company service provider is, or has features that constitute, a “nonqualified deferred compensation plan” within the meaning of Treas. Reg. §1.409A-1(a), that Company Employee Plan and agreement has been operated in compliance in all material respects with Section 409A of the Code and applicable Treasury regulations thereunder, and no Company has any obligation to pay, reimburse or indemnify any employee or service provider for Taxes resulting from the service provider’s participation in that Company Employee Plan.

(c)          Multiemployer Plans, Multiple Employer Plans, Etc.  No Company, nor any ERISA Affiliate of any Company, nor any predecessor of any Company or any ERISA Affiliate thereof, is or has ever maintained or been obligated to contribute to a Multiemployer Plan (as defined in Section 3(37) of ERISA), a Multiple Employer Plan (as defined in Section 413 of the Code) or a Defined Benefit Pension Plan (as defined in Section 3(35) of ERISA).

(d)          “Employee Benefit Plan” means (i) any tax qualified or non-qualified Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA), (ii) any Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) or cafeteria or flexible spending plan, or (iii) any formal or informal profit sharing, any employee benefit, fringe benefit, compensation, deferred compensation, incentive, bonus, severance, change of control, parachute, stock option, stock purchase, pension, retirement, hospitalization, insurance or other similar plan, program or arrangement, whether oral or written, whether or not subject to ERISA and whether or not funded.  “ERISA Affiliate” means, with respect to any Person, any other Person that is a member of a “controlled group of corporations” with, or is under “common control” with, or is a member of the same “affiliated service group” with that Person as defined in Sections 414(b), 414(c), or 414(m) of the Code.

Section 3.19          Environmental Matters.

(a)          No Company, nor any Company’s past property or operations related to the Business, is subject to or the subject of any Proceeding, Order, settlement or other Contract arising under any Environmental, Health and Safety Laws, nor, to the Knowledge of the Companies, has any investigation been commenced or is any Proceeding threatened against any Company under any Environmental, Health and Safety Laws.

(b)          No Company has received any written notice, report or other information that any Company is potentially responsible under any Environmental, Health and Safety Laws for Hazardous Material or response costs or natural resource damages, as those terms are defined under the Environmental, Health and Safety Laws, at any location, and to the Knowledge of the Companies, no Company has transported or disposed of, or allowed or arranged for any third Person to transport to or dispose of, any Hazardous Materials, at any location included on the National Priorities List, as defined under CERCLA, or any location proposed for inclusion on the National Priorities List, or any location included on the CERCLIS database prepared under CERCLA or on any analogous list prepared by any Governmental Entity.

(c)          Schedule 3.19(c) sets out a complete and accurate list of all properties and facilities previously owned or operated by any Company or any predecessor of any Company during the past 5 years used in connection with the Business.  There has not been any release on those properties or facilities or on any Facility of Hazardous Materials in an amount exceeding a reportable quantity as defined under, or in a manner that would support a Proceeding or an Order by a Governmental Entity against any Company under, any Environmental, Health and Safety Laws.  There were and are no hazardous waste treatment, storage or disposal facilities, as those terms are defined under the applicable Environmental, Health and Safety Laws, located on those properties or facilities or at any Facility that would result in any Liability to any Company.  No Company nor any predecessor of any Company has ever treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any Hazardous Materials, or owned or operated any property or facility (and that property or facility is not contaminated by any Hazardous Materials) used in connection with the Business in a manner that has given or would reasonably be expected to give rise to any material Liability, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resource damages or attorney fees, or any investigatory, corrective or remedial obligations, under CERCLA or any other Environmental, Health and Safety Laws.  To the Knowledge of the Companies, there is not now nor has there been any asbestos-containing material in any form or condition, underground storage tanks, above-ground storage tanks, landfill, waste pile, surface impoundment, or article or equipment containing polychlorinated biphenyls on or at any of the facilities now or in the past used by any Company or a predecessor of any Company in connection with the Business that would result in any Liability to any Company.  To the Knowledge of the Companies, there are no facts, events or conditions relating to the past or present property, operations or facilities of any Company or a predecessor of any Company (or any other Person for whom any Company has assumed environmental-related Liabilities) used in connection with the Business that prevents or would reasonably be expected to prevent compliance by any Company with, or give rise to any Liability or corrective or remedial obligation of any Company under, any Environmental, Health and Safety Laws.

(d)          The Companies have provided to Buyer correct and complete copies of all reports and studies prepared for or on behalf of the Companies, or any of them, or within the possession or control of any Company (or any of their advisors) with respect to past or present environmental conditions or events at any properties or facilities currently or previously owned or operated by the Companies, or any of them, or any of their predecessors, used in connection with the Business, including the Facilities, all of which are listed in Schedule 3.19(d).

Section 3.20          Brokers.

Except as set out in Schedule 3.20, no Company, nor any Company’s Affiliates, directors, officers or employees nor any other Person has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees for which Buyer or Sub may have any Liability in connection with the transactions contemplated hereby.

Section 3.21          Related Party Transactions.

No current or former Affiliate of any Company, nor any associate (as defined in Rule 12(b)(2) under the Exchange Act) thereof, is now, or has been at any time during the last five calendar years, (i) a party to any transaction or Contract with any Company, or (ii) the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or customer of any Company (other than non-affiliated holdings in companies whose securities are traded on a national securities exchange), nor does any such Person receive income from any source other than a Company that relates to the business of, or should properly accrue to, the Companies.  Except as set out in Schedule 3.21, no Company is a guarantor of, or otherwise liable for, any actual or potential liability or obligation, whether direct or indirect, of any Affiliate of any Company.

Section 3.22          Inventories.

The Inventory of each Company as of the date hereof is, and as of the Closing Date shall be, of good, useable and merchantable quality, except for obsolete, damaged, defective or slow-moving items that have been written down to realizable value on that Company’s Latest Balance Sheet or for which adequate reserves have been provided in accordance with GAAP on the books of account of that Seller. All Inventory has been manufactured in compliance with all applicable Laws, including QSRs and ISO 13485 to the extent applicable.

Section 3.23          Warranties for Products; Products Liability; Regulatory Compliance.

(a)          The Products manufactured, sold, distributed, used, consigned with the Companies’ customers and held in inventory by the Companies (including all documentation furnished in connection therewith) are, subject to customary and reasonable tolerances, free from any material defects in workmanship and materials and conform in all material respects to all specifications of the Companies and the specifications of the Companies’ customers.

(b)          Schedule 3.23(b) sets out each of the Companies’ standard written forms of product warranty for the Products.  The Companies has not undertaken any other warranties or guaranties with respect to the Products, including an obligation to replace or service the Products, other than as set out on Schedule 3.23(b).

(c)          The Companies does not have any actual or, to the Knowledge of the Companies, potential Liability or obligation, whether direct or indirect, arising out of any injury to Persons or property as a result of the ownership, possession or use of the Products.

(d)          Neither the FDA nor any other Governmental Entity regulating the marketing, testing or advertising of any Product has requested in writing that any Product be removed from the market, that substantial new product testing be undertaken as a condition to the continued manufacturing, selling, distribution or use of any Product or that any Product be modified in any way.

Section 3.24          OFAC and September 24, 2001 Executive Order.

(a)          The Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or any similar list maintained by OFAC is not applicable to any Company.  The September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism is not applicable to any Company.

(b)          No Company has sold, purchased, exported or imported any Products or conducted any other business in any transaction that is prohibited by Laws promulgated by OFAC or any successor agency or by the U.S. Department of Commerce, including any transaction with any Persons designated by OFAC as Specially Designated Nationals or Blocked Persons, or any other Persons designated by OFAC as prohibited purchasers, in each case without a valid license from OFAC for each transaction involving those Persons.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Companies as follows:

Section 4.1          Organization; Power; Authority.

Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.  Trinity is a public limited company duly organized, validly existing and in good standing under the Laws of the Republic of Ireland and has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted.

Section 4.2          Authorization, Noncontravention, Consents.

(a)          Buyer has all requisite power and authority to execute and deliver, and perform its obligations under, this Agreement and each Related Document to which it is or will be a party and to complete the transactions contemplated hereby and thereby.  Trinity has all requisite power and authority to take such actions as are required on Trinity’s part in connection with Buyer’s procurement, on Perceptive’s behalf, of the issuance and delivery of the Consideration Shares to Perceptive.  The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement and each Related Document to which Buyer is or will be a party and the completion of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and other action on the part of Buyer.  The issuance and delivery of the Consideration Shares to Perceptive as contemplated by this Agreement has been duly and validly authorized by all necessary corporate and other action on behalf of Trinity.  This Agreement and each Related Document to which Buyer is a party have been, or will be at or before the Closing, duly and validly executed and delivered by Buyer and are, or will be, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity.

(b)          Neither the execution and delivery by Buyer of, nor the performance by Buyer of its obligations under, this Agreement and each Related Document to which Buyer is or will be a party nor the completion by Buyer of the transactions contemplated hereby or thereby nor compliance by Buyer with any provision hereof or thereof (i) conflicts with, or results in any violation or breach of, any of the terms, conditions or provisions of, or constitutes (with or without notice or lapse of time, or both) a default or gives rise to any right of contingent payment, termination, cancellation, acceleration, non-renewal or any other contingent right, or the loss of any material benefit under, or results in the creation of any Encumbrance upon any of its assets under, any term, condition or provision of (A) Buyer’s or Trinity’s Fundamental Documents or (B) any Contract to which Buyer or Trinity is a party or by which its assets are bound or (ii) violates any Laws applicable to Buyer, Trinity or any of their assets.

(c)          Except as set out in Schedule 4.2(c), no consent, Permit, approval, Order or authorization of or by, registration, declaration or filing with, or notification to any Governmental Entity or any other Person is required on the part of Buyer or Trinity in connection with the execution and delivery by Buyer of, and the performance by Buyer of its obligations under, this Agreement or the Related Documents to which it is or will be a party or the completion by Buyer of the transactions contemplated hereby or thereby, other than those that have been made or obtained.

Section 4.3          Brokers.

Neither Buyer nor any of its officers, directors, stockholders or employees (nor any Affiliate of any of the foregoing) has employed any broker or finder or incurred any Liability for any brokerage fees, commissions or finders’ fees for which any Company (before the Closing) or any Seller (after the Closing) may have any Liability in connection with the transactions contemplated hereby.

Section 4.4          Litigation.

There are no Proceedings pending or, to Buyer’s Knowledge, threatened, against Buyer or Trinity that would materially and adversely affect Buyer’s performance of its obligations under this Agreement or its completion of the transactions contemplated hereby, or that would materially affect Trinity’s issuance of the Consideration Shares to Perceptive.

Section 4.5          Consideration Shares.

The Class A ordinary shares underlying the Consideration Shares will, when issued at the Closing, be validly issued, fully paid and non-assessable.

Section 4.6          Independent Investigation.

Buyer acknowledges that in making its decision to enter into this Agreement and to complete the transactions contemplated by this Agreement it has relied exclusively on its own investigation, analysis, and evaluation of the Companies and the representations and warranties expressly set out in this Agreement and the Related Documents.

ARTICLE V
CONDUCT AND TRANSACTIONS BEFORE AND AT CLOSING

Section 5.1          [Intentionally omitted].

Section 5.2          Access to Information.

During the period beginning on the date of this Agreement end ending on the Closing Date (the “Pre-Closing Period”), each Company shall afford, and shall cause its Representatives to afford, to Buyer, its Affiliates and their respective Representatives, as may be reasonably requested and at Buyer’s expense, access (a) at times and in a manner agreed upon by Waveform and Buyer, each acting reasonably, to the customers, suppliers, vendors and personnel of each Company related to the Business and (b) upon reasonable prior notice, during normal business hours, to all of the properties, books and records, Tax Returns, work papers and other documents and information of each Company related to the Business and to the audit work papers and other records of the independent public accountants of each Company related to the Business, provided, however that that access shall not unreasonably interfere with the ongoing operations of the Business.  Each Company shall, at Buyer’s request and expense, provide to Buyer copies of all of those work papers, documents and other written information.  Notwithstanding the foregoing, each Company may restrict the foregoing access to the extent that (i) in the reasonable good faith judgment of the Sellers and upon the advice of counsel, any applicable Law requires such Company to restrict or prohibit access to such information, or (ii) in the reasonable good faith judgment of the Sellers and upon the advice of counsel, disclosure of or access to any such information or document could result in the loss or waiver of the attorney-client, work product or other applicable legal privilege. Information provided to Buyer by the Sellers in accordance with this Section 5.2 shall be subject to the Confidentiality Agreement and shall not diminish or obviate any representations and warranties or the indemnification obligations of the Sellers contained in this Agreement.

Section 5.3          Conduct of the Companies.

During the Pre-Closing Period, each Company shall, except to the extent expressly contemplated by this Agreement or as consented to by Buyer in writing:

(a)          use commercially reasonably efforts to conduct the Business substantially as presently operated and only in the ordinary course consistent with the Company’s practices over the month preceding the Closing;

(b)          not enter into (i) any transaction other than in the ordinary course of business, (ii) any transaction that is not at arms-length with unaffiliated third Persons or (iii) any transaction with any Affiliate;

(c)          not dispose of, lease, license, pledge, mortgage or otherwise transfer any material assets used in or required or useful for the Business, except sales of Inventory in the ordinary course of business;

(d)          use commercially reasonable efforts to (i) maintain its operations, business, assets, relations with employees, customers and suppliers and Permits and preserve the related goodwill in accordance with the Company’s practices over the month preceding the Closing and (ii) satisfy each of the closing conditions set out in Section 6.1;

(e)          not enter into any Contract (or series of related Contracts) or amendment of any Contract, in each case involving an aggregate amount in excess of US$100,000 or that would be required to be disclosed in Schedule 3.12;

(f)          not increase or promise to increase the compensation payable to the officers, directors or employees of the Business (other than normal compensation reviews and raises consistent with past practices);

(g)          not acquire or agree to acquire by merging or consolidating with, or by purchasing any material portion of the capital stock or limited liability company, partnership or other equity interests of or assets of, or by any other manner, any business or any Person; or

(h)          not authorize any of the foregoing or enter into any agreement to do any of the foregoing.

Section 5.4          Efforts to Complete.

Subject to the terms and conditions of this Agreement, each party shall use commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things required under all applicable Laws or this Agreement in order to timely complete the transactions contemplated by this Agreement.  Without limiting the preceding sentence, each party shall (a) effective as of and subject to the occurrence of the Closing, execute and deliver each agreement, certificate, permit or other document to be executed or delivered by that party under this Agreement at or before the Closing, (b) use commercially reasonable efforts to cause the conditions to Closing under that party’s control to be satisfied as soon as is reasonably practical and (c) provide information reasonably requested by another party in connection with the foregoing provisions of this Section 5.4.

Section 5.5          [Intentionally omitted].

Section 5.6          Exclusivity.

(a)          In consideration of the substantial time, effort and expense that Buyer has incurred and will incur in conducting due diligence and pursuing negotiations with the Companies, drafting and negotiating the Non-Binding Term Sheet, dated June 13, 2023 (the “Term Sheet”), this Agreement and the Related Documents and other related expenses, during the Pre-Closing Period, no Company shall, and each Company shall direct and use its reasonable efforts to cause its Representatives not to, directly or indirectly: (A) solicit, encourage, initiate or otherwise facilitate any inquiries or the making of any proposal or offer with respect to or relating to Another Transaction, (B) conduct any discussions, enter into any negotiations or provide any information to any Person, other than Buyer and its Representatives, with respect to or relating to Another Transaction, (C) provide to any Person, other than Buyer or its Representatives or as otherwise required in the ordinary course of business (not in connection with Another Transaction), any non-public financial or other confidential or proprietary information concerning the Business, including financial or other projections, including preventing access to any electronic or other data room containing any such information, (D) provide to any Person, other than the Companies’ Representatives, or Buyer or its Representatives, any information concerning the existence of this Agreement or the terms of this Agreement or (E) enter into Another Transaction or any agreement, arrangement or understanding related to Another Transaction with any Person other than Buyer. “Another Transaction” means the sale of any material part of any Company’s assets (other than the sale of Inventory in the ordinary course of business) related to the Business or the sale or issuance, directly or indirectly by merger, consolidation or otherwise, of any equity interests or securities convertible into or exercisable for any equity interests in any Company.  Each Company represents that it is not a party to, or bound by, any agreement with respect to Another Transaction other than this Agreement.

(b)          If during the Pre-Closing Period any Company receives any written offer or proposal to engage in discussions relating to Another Transaction, then Waveform shall immediately notify Buyer of the identity of the Person making, and the terms of, that offer or proposal.

(c)          Each party recognizes and acknowledges that a breach of Section 5.6(a) may cause irreparable and material loss and damage to Buyer which cannot be adequately compensated for in damages by an action at law.  Accordingly, Buyer shall be entitled, in addition to damages and any other available remedies, to the equitable remedies of injunction and specific performance with respect to the obligations under Section 5.6(a) of the Companies without being required to post a bond or provide other security.

Section 5.7          Public Announcements.

Before the Closing Date, no Company shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement or any Related Document without the prior consent of Buyer, except as may be required by applicable Law.  Before the Closing Date, Buyer shall not issue any such press release or make any such public statement with respect to the transactions contemplated by this Agreement or any Related Document without the prior consent of Waveform, except as may be required by applicable Law or the rules of any securities exchange to which Buyer or any of its Affiliates is subject.

Section 5.8          Consents.

The Companies shall use commercially reasonable efforts, at the Sellers’ expense, to obtain any consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the completion by the Companies of the transactions contemplated by this Agreement or to obtain any consent that may be required from a party to an Assigned Contract that may give that party a right to terminate that agreement as a result of the transactions contemplated by this Agreement.  Buyer shall reasonably cooperate with the Companies in promptly seeking to obtain all such consents and approvals, but nothing in this sentence shall require Buyer to make any payment of money, give any other consideration or waive any right in order to induce the relevant third Person to grant any such consent or approval.

Section 5.9          Notice of Prospective Breach; Supplement to Schedules.

(a)          Each of the parties to this Agreement shall promptly notify the others in writing (i) upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would cause (y) any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect, except to the extent that the representation or warranty is qualified by any of the terms “substantially”, “material,” “in all material respects” and “Material Adverse Change,” or similar terms, in which case that representation or warranty shall be true and correct in all respects as so written, at any time from the date of this Agreement to the Closing, if the representation and warranty were made at that time or (z) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (ii) upon that party’s receipt of written notice from any third Person alleging that the consent of the third Person is or may be required in connection with the transactions contemplated by this Agreement and (iii) upon that party’s receipt of written notice of any material Proceeding commenced or threatened in writing that involves or affects this Agreement or the transactions contemplated by this Agreement.

(b)          From time to time before the Closing, Waveform shall supplement or amend the information contained in the Schedules hereto with respect to any matter arising after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set out or described in any Schedule hereto.  Any supplement or amendment delivered under this Section 5.9(b) shall be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set out in Section 6.1(a) have been satisfied.

Section 5.10          Exchange of Proceeds.

If during the Pre-Closing Period any Company receives any proceeds in consideration for the exchange of any Purchased Assets, whether from the sale of any such assets (other than sales of Inventory in the ordinary course of business and consistent with past practice) or from insurance proceeds payable on account of any loss or casualty with respect to the Purchased Assets, or any proceeds from the taking of Purchased Assets under the power of eminent domain, or any other proceeds from whatever source relating to the disposition of Purchased Assets (collectively, “Exchange Proceeds”), Waveform shall promptly notify Buyer of that receipt of Exchange Proceeds and shall consult with Buyer with respect to the application of any Exchange Proceeds.

Section 5.11          Employee Transition.

(a)          The Sellers shall before the Closing notify in writing each employee listed on Schedule 5.11(a) that, subject to the occurrence of the Closing, the Sellers are terminating that employee’s employment as of the Closing.  Buyer shall concurrently offer each such employee employment with Buyer or an Affiliate of Buyer, effective immediately after the Closing, on such terms and conditions as Buyer determines in its sole discretion.  Those notices and offers shall be in a form agreed upon by Buyer and Waveform and shall comply with requirements of applicable Law.  The Sellers will use reasonable efforts as requested by Buyer in Buyer’s efforts to secure employment of the employees to whom Buyer offers employment and shall not take any action to discourage any of those employees from accepting Buyer’s offer of employment or to induce any of those employees to remain employed by any Seller or any Affiliate of any Seller.  Those employees who accept Buyer’s offer of employment are called “Hired Employees.”

(b)          The Sellers shall be solely responsible for all Liabilities, and shall satisfy all obligations, arising from (i) the employment before the Closing of all employees of the Sellers, including those who become Hired Employees, (ii) any severance or other obligations payable in connection with the Sellers’ termination of the Hired Employees and (iii) the continued employment or termination, including resignation, or severance at any time and from time to time of all employees of the Sellers who do not become Hired Employees at Closing, and the Seller Indemnifying Persons shall indemnify the Buyer Indemnified Persons and hold each of them harmless from and against, any Losses arising from or associated with matters for which the Sellers are responsible under this Section 5.11(b).

Section 5.12          Regulatory Filings, Etc.

Buyer and the Sellers shall file with the applicable Governmental Entities as promptly as reasonably practicable after (a) signing this Agreement, the documents required to be filed before Closing to reflect transfer of ownership of the Products and of control of the Facilities and (b) Closing, the documents required to be filed after Closing to reflect that transfer.

Section 5.13          Tail Insurance.

Before Closing, the Sellers shall obtain, effective on the Closing Date, an extended reporting period endorsement (“tail” policy) under its product liability insurance policy (“Product Liability Tail”).  The Product Liability Tail shall provide coverage for five years after the Closing for matters existing or occurring at or before the Closing.  The Sellers shall pay in full the total premiums for the Product Liability Tail before the Closing.

ARTICLE VI
CLOSING CONDITIONS

Section 6.1          Conditions to Obligations of Buyer.

The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions, unless waived (to the extent those conditions can be waived) by Buyer:

(a)          Accuracy of Representations and Warranties.  All representations and warranties made by the Companies, or any of them, in this Agreement and the Related Documents shall be true and correct in all material respects, except to the extent that those representations and warranties are qualified by any of the terms “material,” “in all material respects” and “Material Adverse Change,” or similar terms, in which case those representations and warranties shall be true and correct in all respects as so written, on and as of the Closing Date with the same effect as if they had been made at and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of that date).

(b)          Performance of Obligations.  Each Company shall have performed or complied with all agreements, obligations and covenants required to be performed by it under this Agreement and the Related Documents on or as of the Closing Date.

(c)          Flow of Funds Memorandum.  Waveform shall have prepared and delivered to Buyer the Flow of Funds Memorandum at least four Business Days before the Closing.

(d)          Authorization; Power and Authority.  All action necessary to authorize the execution and delivery by the Companies of, and the performance by the Companies of their obligations under, this Agreement and the Related Documents and the completion of the transactions contemplated hereby and thereby, shall have been duly and validly taken by the Companies, and each Company shall have full power and authority or capacity to enter into this Agreement and the Related Documents to which that Company is a party and to complete the transactions contemplated hereby and thereby on the terms provided herein and therein.

(e)          Consents and Approvals; Amendments.  Buyer shall have received duly executed copies of all consents and approvals set out in Schedule 6.1(e), and all amendments to the Assigned Contracts, terminations of other Contracts of the Sellers listed in Schedule 6.1(e), and related documents contained in Schedule 6.1(e), in form and substance reasonably satisfactory to Buyer.

(f)          Governmental Consents, Authorizations, Etc.  All consents, authorizations, Orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any Governmental Entity that are required for or in connection with the execution and delivery by the Companies of this Agreement and the Related Documents to which each of them are Parties and the completion by the parties of the transactions contemplated hereby and thereby and in order to permit or enable Buyer to conduct the acquired portion of the Business as it is being conducted as of the Closing shall have been obtained or made, in form and substance reasonably satisfactory to Buyer, and shall be in full force and effect.

(g)          Actions and Proceedings.  No Proceeding shall be pending or threatened before any Governmental Entity that may result in the restraint or prohibition of the completion of the transactions contemplated by this Agreement or any of the Related Documents or that could result in damages payable by Buyer or its Affiliates in connection therewith or that could result in a divestiture by Buyer of all or a substantial part of the Business, and no court of competent jurisdiction shall have issued an injunction with respect to the completion of the transactions contemplated by this Agreement or any of the Related Documents that shall not be stayed or dissolved at the time of Closing.

(h)          Statutes.  No action shall have been taken or threatened, and no Law shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would (i) make the completion of the transactions contemplated hereby illegal or substantially delay the completion of the transactions contemplated hereby, (ii) render any party unable to complete the transactions contemplated hereby, or (iii) impair the ability of Buyer to own or conduct the acquired portion of the Business as previously conducted, whether directly or indirectly.

(i)          Related Documents.  Each of the documents set out below (each, a “Related Document”, and collectively, the “Related Documents”) shall have been executed and delivered as set out below:

(i)          Non-Competition Agreements.  Each Seller shall have executed and delivered a non-competition agreement substantially in the form of Exhibit G (each, a “Non-Competition Agreement”);

(ii)          Escrow Agreement.  The Escrow Agent and Perceptive shall have executed and delivered the Escrow Agreement;

(iii)          Section 1445 Certificates.  Each Seller shall have executed and delivered to Buyer a certificate stating that Seller is not a foreign Person within the meaning of Section 1.1445-2(b) of the rules and regulations promulgated under Section 1445 of the Code;

(iv)          Wilsonville Lease.  WaveForm shall have delivered to Buyer (A) a consent to the assignment of the Wilsonville Lease to Buyer and an estoppel certificate, each in that form as reasonably acceptable to Buyer, duly executed by the Wilsonville Landlord; and (B) an assignment and assumption of the Wilsonville Lease (the
Wilsonville Lease Assignment”), substantially in the form contained in Exhibit H, duly executed by WaveForm;

(v)          Bill of Sale.  Each Seller shall have executed and delivered to Buyer or its Affiliate the Bill of Sale;

(vi)          Other Assignment Documents.  Each Seller shall have executed and delivered to Buyer the Patent Assignment, the Copyright Assignment, the Trademark Assignment and the Permit Assignment and such other assignment documents as are contemplated under Section 1.7;

(vii)           Share Issuance Agreement. Perceptive shall have executed and delivered to Buyer the Share Issuance and Subscription Agreement for (A) the issuance of the Consideration Shares and (B) matters related to the Purchase Price and Escrow Fund (the “Share Issuance and Subscription Agreement”) substantially in the form contained in Exhibit I; and

(viii)          Payment Direction Letter. Perceptive and Waveform shall have executed and delivered to Buyer a Payment Direction Letter concerning certain matters related to the payment of the Purchase Price and Buyer’s post-closing indemnification claims (the “Payment Direction Letter”), substantially in the form contained in Exhibit J.

(ix)          Waveform Side Letter. Waveform shall have executed and delivered to Buyer a side letter concerning certain matters related to the transfer of the Sub Shares (the “Waveform Side Letter”) substantially in the form contained in Exhibit K.

(x)          Resignation of Directors of Sub. The incumbent directors of Sub shall have duly resigned from their position as directors of Sub and shall have consented to the appointment of new directors in accordance with applicable Laws.

(j)          Perceptive; Other Encumbrances.  Perceptive shall have consented to the sale of the Purchased Assets to Buyer free and clear of any Encumbrances related to the Sellers’ obligations to Perceptive.  The holders of any other Encumbrances on the Purchased Assets, other than Permitted Encumbrances, shall have consented to the sale of the Purchased Assets to Buyer free and clear of those Encumbrances.

(k)          Absence of Material Adverse Change.  There shall have been no Material Adverse Change since the date of the execution of this Agreement.

(l)          Related Certificates.  Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof;

(i)          certificate of the secretary or another officer or manager of each Company, dated as of the Closing Date, certifying (A) that true and complete copies of all of the Fundamental Documents of that Company as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer or manager of that Company executing this Agreement or any of the Related Documents on behalf of that Company; and (C) as to the genuineness of the resolutions attached thereto of the Board of Directors, Board of Managers or similar governing body of that Company authorizing that Company’s execution and delivery of, and performance of its obligations under, this Agreement and the Related Documents to which that Company is a party and the completion of the transactions contemplated hereby and thereby;

(ii)          certificates of the secretary of state or other applicable official of each jurisdiction in which each Company is organized or qualified to do business, dated within 30 days of the Closing Date, certifying as to the good standing of that Company; and

(iii)          certificate of the secretary or another officer or manager of each Company, dated as of the Closing Date, certifying that each of the conditions set out in Sections 6.1(a) and 6.1(b) have been satisfied.

Section 6.2          Conditions to Obligations of the Sellers.

The obligations of the Sellers under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions, unless waived (to the extent those conditions can be waived) by Waveform.

(a)          Accuracy of Representations and Warranties.  All representations and warranties made by Buyer in this Agreement and the Related Documents shall be true and correct in all material respects, except to the extent that the representations and warranties are qualified by any of the terms “material,” “in all material respects” and “Material Adverse Change,” or similar terms, in which case the representations and warranties shall be true and correct in all respects as so written, on and as of the Closing Date with the same effect as if they had been made at and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall be true and correct as of that date).

(b)          Performance of Obligations.  Buyer shall have performed or complied with all agreements, obligations and covenants required to be performed by it under this Agreement and the Related Documents on or as of the Closing Date.

(c)          Authorization. All action necessary to authorize the execution, delivery and performance of this Agreement and the Related Documents by Buyer and completion of the transactions contemplated hereby and thereby, shall have been duly and validly taken by Buyer and Buyer shall have the corporate power to complete the transactions contemplated hereby and thereby on the terms provided herein and therein.

(d)          Governmental Consents, Authorizations, Etc.  All consents, authorizations, Orders and approvals of, filings or registrations with and the expiration of all waiting periods imposed by, any Governmental Entity that are required for or in connection with the execution and delivery by Buyer of this Agreement and the Related Documents to which it is a party and the completion by the parties of the transactions contemplated hereby and thereby shall have been obtained or made and shall be in full force and effect.

(e)          Actions and Proceedings.  No Proceeding shall be pending before any Governmental Entity, or threatened, that may result in the restraint or prohibition of the completion of any of the transactions contemplated by this Agreement or any of the Related Documents, and no court of competent jurisdiction shall have issued an injunction with respect to the completion of the transactions contemplated by this Agreement or any of the Related Documents that shall not be stayed or dissolved at the time of Closing.

(f)          Statutes.  No action shall have been taken or threatened, and no Law shall have been enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity that would (i) make the completion of the transactions contemplated hereby illegal or substantially delay the completion of any material aspect of the transactions contemplated hereby or (ii) render any party unable to complete the transactions contemplated hereby.

(g)          Related Documents.  Each Related Document shall have been executed and delivered as set out below:

(i)          Escrow Agreement.  The Escrow Agent and Buyer, or its Affiliate, shall have executed and delivered the Escrow Agreement.

(ii)          Share Issuance and Subscription Agreement.  Buyer shall have executed and delivered the Share Issuance and Subscription Agreement.

(iii)          Payment Direction Letter.  Buyer shall have executed and delivered to Perceptive and Waveform the Payment Direction Letter.

(iv)          Waveform Side Letter.  Buyer shall have executed and delivered to Waveform the Waveform Side Letter.

(v)          Other Related Documents.  Buyer shall have executed and delivered, or caused its Affiliate to execute and deliver, the other Related Documents to which it is a party.

(h)          Related Certificates.  Each of the following certificates shall have been executed and/or delivered, as the case may be, by the Person who or which is the subject thereof:

(i)          certificate of the secretary or an assistant secretary of Buyer, dated as of the Closing Date, certifying (A) that true and complete copies of all of the Fundamental Documents, each as amended, of Buyer as in effect on the Closing Date are attached thereto, (B) as to the incumbency and genuineness of the signatures of each officer of Buyer executing this Agreement or any of the Related Documents on behalf of Buyer; and (C) as to the genuineness of the resolutions attached thereto of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Documents to which Buyer is a party and the completion of the transactions contemplated hereby and thereby;

(ii)          a certificate of the secretary of state or other applicable official of the jurisdiction in which Buyer is organized, dated within 30 days of the Closing Date, certifying as to the good standing of Buyer; and

(iii)          certificate of the secretary or assistant secretary of Buyer, dated as of the Closing Date, certifying that each of the conditions set out in Sections 6.2(a) and 6.2(b) have been satisfied.

ARTICLE VII
INDEMNIFICATION

Section 7.1          Indemnification Generally; Etc.

(a)          Subject to the further terms of this Article VII, the Seller Indemnifying Persons shall indemnify the Buyer Indemnified Persons for, and hold each of them harmless from and against, any and all Buyer Losses arising from or in connection with any of the following:

(i)          the untruth, inaccuracy or breach of any of the representations and warranties of the Companies contained in this Agreement or any certificate delivered under this Agreement on or before the Closing Date (or Fraud);

(ii)          the breach of any agreement or covenant of any Seller contained in this Agreement;

(iii)          notwithstanding the disclosure of any such Liability in this Agreement, on any Schedule, or otherwise, all Liabilities (contingent or otherwise and including Liability for response costs, personal injury, property damage, natural resource damage or violation of Environmental, Health and Safety Laws) that arise out of events involving the Companies, or any of them, that occur before the Closing, or Products sold before the Closing (notwithstanding that the date on which that Liability arose or became manifest may be after the Closing);

(iv)          any matters for which the Sellers are responsible under Section 5.11(b);

(v)          any Special Tax Losses;

(vi)          the Excluded Assets; and

(vii)          the Excluded Liabilities.

(b)          Subject to the further terms of this Article VII, the Buyer Indemnifying Persons shall indemnify the Seller Indemnified Persons for, and hold each of them harmless from and against, any and all Seller Losses arising from or in connection with any of the following:

(i)          the untruth, inaccuracy or breach of any representation or warranty of Buyer contained in this Agreement or any certificate delivered by Buyer in connection with this Agreement on or before the Closing Date (or Fraud);

(ii)          the breach of any agreement or covenant of Buyer contained in this Agreement (including the Schedules attached hereto);

(iii)          all Liabilities (contingent or otherwise and including Liability for response costs, personal injury, property damage, natural resource damage or violation of Environmental, Health and Safety Laws), other than the Excluded Liabilities, that arise out of events involving the Business, Purchased Assets or Products (or any resulting business or products therefrom), or any of them, that occur after the Closing; and

(iv)          the Assumed Liabilities.

(c)          All indemnification payments made under this Article VII shall be deemed adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law.

(d)          For purposes of this Article VII, if a representation or warranty that is qualified by any of the terms “substantially” “material,” “in all material respects,” and “Material Adverse Change” is inaccurate or breached as so written, the amount of Losses arising from or in connection with that inaccuracy or breach shall be determined without regard to any such qualification.

Section 7.2          Assertion of Claims.

No claim shall be brought under Section 7.1 unless the Indemnified Persons, or any of them, at any time before the applicable Survival Date, give the Indemnifying Persons (a) a Third Person Claim Notice under Section 7.3 or (b) written notice (a “Claim Notice”) of the existence of a direct claim in reasonable detail, specifying the nature and basis of that claim and the amount thereof, to the extent known. Once the Indemnified Persons, or any of them, have given that written notice before the applicable Survival Date, the Indemnified Persons, or any of them, shall have the right to commence legal proceedings subsequent to the Survival Date for the enforcement of their rights under Section 7.1.

Section 7.3          Notice and Defense of Third Person Claims.

The obligations and liabilities of an Indemnifying Person with respect to Losses resulting from an assertion of liability by third Persons that might give rise to a claim under Section 7.1 (each, a “Third Person Claim”) shall be subject to the following terms and conditions:

(a)          The Indemnified Persons shall promptly give written notice (a “Third Person Claim Notice”) to the Indemnifying Persons of any Third Person Claim that might give rise to any Losses for the Indemnified Persons, stating the nature and basis of that Third Person Claim, and the amount thereof to the extent known, but no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Person is prejudiced by the delay.  The Third Person Claim Notice shall be accompanied by copies of all relevant documentation with respect to that Third Person Claim, including any summons, complaint or other pleading which may have been served, any written demand or any other related document or instrument.

(b)          If the Indemnifying Persons acknowledge in a writing delivered to the Indemnified Persons that the Indemnifying Persons shall be obligated under the terms of their indemnification obligations hereunder in connection with that Third Person Claim, then the Indemnifying Persons shall have the right to assume the defense of that Third Person Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; except, that the Indemnifying Persons shall not have the right to assume the defense of any Third Person Claim, notwithstanding the giving of that written acknowledgement, if (i) counsel to the Indemnified Persons reasonably determines (A) that counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because those interests are in conflict with those of the Indemnifying Persons or (B) the Indemnifying Persons do not assume the defense of the Third Person Claim within a reasonable time, not to exceed 20 Business Days, after the Indemnified Persons delivered the Third Person Claim Notice to the Indemnifying Persons.

(c)          If the Indemnifying Persons assume the defense of a Third Person Claim (under circumstances in which the exception in Section 7.3(b) is not applicable), the Indemnifying Persons shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense of that Third Person Claim, except as otherwise provided in this Section 7.3(c).  If the Indemnifying Persons do not exercise their right to assume the defense of a Third Person Claim by giving the written acknowledgement referred to in Section 7.3(b), or are otherwise restricted from so assuming by the exception to Section 7.3(b), the Indemnifying Persons shall nevertheless be entitled to participate in the defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons shall assume the defense of the Third Person Claim, with counsel which shall be reasonably satisfactory to the Indemnifying Persons, and shall act reasonably and in accordance with their good faith business judgment and shall not settle the Third Person Claim without the written consent of the Indemnifying Persons, which the Indemnifying Persons shall not unreasonably withhold, condition or delay.  The Indemnified Persons shall, at the expense of the Indemnifying Persons and as reasonably requested by the Indemnifying Persons, cooperate with the Indemnifying Persons in the defense of any Third Person Claim and provide information related to the defense of that Third Person Claim.

(d)          If the Indemnifying Persons exercise their right to assume the defense of a Third Person Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which the Indemnified Persons shall not unreasonably withhold, condition or delay; but if the Indemnifying Persons propose the settlement of any claim that is capable of settlement by the payment of money only and demonstrate to the reasonable satisfaction of the Indemnified Persons their ability to pay that amount, and the Indemnified Persons do not consent to the proposed settlement within 10 Business Days after receipt of written notice thereof, any Losses incurred by the Indemnified Persons in excess of that proposed settlement shall be at the sole expense of the Indemnified Persons.

(e)          Waveform shall act on behalf of the Seller Indemnifying Persons and the Seller Indemnified Persons, and shall have the power to bind the Seller Indemnifying Persons and the Seller Indemnified Persons, with respect to all matters related to this Article VII notwithstanding any contrary notice received by Buyer.

Section 7.4          Survival of Representations and Warranties.

The representations and warranties contained in this Agreement or in any certificate or delivered in connection with this Agreement shall survive for 12 months from the Closing Date, except that the representations and warranties set out in Sections 3.1, 3.2, 3.4, 3.9(a), 3.20 and 4.1, 4.2 and 4.3 (the “Fundamental Representations”) shall survive the Closing Date until the expiration of the applicable statute of limitations.  The covenants and other agreements of the parties contained in this Agreement shall survive the Closing Date unless and until they terminate by their own terms.  The date upon which any representation, warranty, covenant or other agreement contained herein terminates, if any, is called the “Survival Date.”

Section 7.5          Limitations on Indemnification.

(a)          Limitations on Indemnification by Seller Indemnifying Persons.

(i)          Threshold for Indemnification.  Except (A) in the case of Fraud, and (B) with respect to breaches of Fundamental Representations, the Buyer Indemnified Persons shall not have the right to be indemnified under Section 7.1(a)(i) unless and until the Buyer Indemnified Persons (or any of them) have incurred on a cumulative basis aggregate Buyer Losses in an amount exceeding US$100,000 (the “Threshold”), at which point the Buyer Indemnified Persons’ right to be indemnified shall apply from the first dollar.

(ii)          Maximum Amount of Indemnification.  Except in the case of Fraud, the sum of all Buyer Losses for which indemnification is payable by the Seller Indemnifying Persons under this Article VII shall not exceed the Escrow Amount (the “Cap”); provided, however, with respect to (A) breaches of Fundamental Representations and (B) claims for Excluded Liabilities, the sum of all Buyer Losses for which indemnification is payable by the Seller Indemnifying Persons with respect to clauses (A) and (B) of this Section 7.5(a)(ii) shall not exceed the total amount available pursuant to the setoff under Section 7.6.

(iii)          First Recourse to Escrow Fund. Buyer shall not have recourse to setoff under Section 7.6 to recover Losses for indemnification claims under this Article VII unless and until the Escrow Fund has been exhausted or has been distributed.

(b)          Limitations on Indemnification by Buyer Indemnifying Persons.

(i)          Threshold for Indemnification.  Except (A) in the case of Fraud and (B) with respect to breaches of Fundamental Representations, the Seller Indemnified Persons shall not have the right to be indemnified under Section 7.1(b)(i) unless and until the Seller Indemnified Persons (or any of them) shall have incurred on a cumulative basis aggregate Seller Losses in an amount exceeding the Threshold, in which event the Seller Indemnified Persons’ right to be indemnified shall apply from the first dollar.

(ii)          Maximum Amount of Indemnification.  Except in the case of Fraud or for a claim for payment of the Contingent Consideration, the sum of all Seller Losses for which indemnification is payable by the Buyer Indemnifying Persons under this Article VII shall not exceed the Cap; provided, however, with respect to (A) breaches of Fundamental Representations and (B) claims for Assumed Liabilities, the sum of all Seller Losses for which indemnification is payable by the Buyer Indemnifying Parties with respect to clauses (A) and (B) of this Section 7.5(b)(ii) shall not exceed an amount equal to the Contingent Consideration.

(c)          IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY HERETO FOR PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR MULTIPLIERS OF DIRECT DAMAGES, EXCEPT, IN EACH CASE, IN THE EVENT OF FRAUD AND TO THE EXTENT THAT AN INDEMNIFIED PERSON IS REQUIRED TO PAY THOSE DAMAGES TO A THIRD PERSON IN CONNECTION WITH A MATTER FOR WHICH THAT INDEMNIFIED PERSON IS ENTITLED TO INDEMNIFICATION UNDER THIS ARTICLE VII.

(d)          Insurance and Supplier Claims; Reimbursement.  The Indemnified Persons shall reimburse the Indemnifying Persons, without interest, for Losses claimed by the Indemnified Persons and paid by the Indemnifying Persons to the Indemnified Persons under this Agreement to the extent that a third Person, such as an insurer, subsequently pays the Indemnified Persons for the same Losses, net of any expenses incurred by the Indemnified Persons, or any of them, in connection with collecting any such amounts.

Section 7.6          Setoff Permitted.

Without prejudice to any other right or remedy any Buyer Indemnified Person has or may have in accordance with this Article VII, but subject to the Cap to the extent applicable, Buyer may set off or recoup all or a portion of any amount of any Indemnification Claim of a Buyer Indemnified Person against any Contingent Consideration that is payable to Perceptive under the terms of this Agreement.

Section 7.7          Exclusive Remedy.

Except in the case of Fraud and remedies to which Buyer may be entitled under Section 5.6(c), the rights and remedies provided for in this Article VII shall be the sole and exclusive rights and remedies of the Indemnified Persons with respect to any matter relating to this Agreement, or otherwise relating to the transactions contemplated hereby or arising under or in connection with this Agreement; except, that before the Closing Buyer may apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Agreement (without posting a bond or other security) in addition to other rights and remedies existing in its favor, including claims for Losses under this Article VII.

Section 7.8          Effect of Investigation.

No Buyer Indemnified Person’s right to indemnification under this Article VII shall be affected by any investigation conducted by, or any Knowledge of, any Buyer Indemnified Person, whether conducted or acquired before or after the date of this Agreement or before or after the Closing Date, related to (a) any covenant of the Companies in this Agreement or (b) any representation or warranty of the Companies in this Agreement.

ARTICLE VIII
TERMINATION; EFFECT OF TERMINATION

Section 8.1          Termination.

This Agreement may be terminated at any time before the Closing by:

(a)          the mutual consent of Buyer and Waveform;

(b)          Buyer, if:

(i)          there has been a willful or material breach by any Company of any representation, warranty, covenant or agreement set out in this Agreement that that Person fails to cure within 10 Business Days after notice thereof is given by Buyer (except no cure period shall be provided for a breach by any Company that by its nature cannot be cured);

(ii)          if any Seller breaches any of the provisions of Section 5.6; or

(iii)          the conditions set out in Section 6.1 have not been satisfied or waived (to the extent they may be waived) by December 31, 2023 (the “Long-Stop Date”);

(c)          Waveform, if:

(i)          there has been a willful or material breach by Buyer of any representation, warranty, covenant or agreement of Buyer set out in this Agreement that Buyer fails to cure within 10 Business Days after notice thereof is given by Waveform (except no cure period shall be provided for a breach by Buyer that by its nature cannot be cured); or

(ii)          the conditions set out in Section 6.2 have not been satisfied or waived (to the extent they may be waived) by the Long-Stop Date; or

(d)          Buyer or Waveform if any permanent injunction or other Order of a Governmental Entity preventing the Closing shall become final and nonappealable;

except, that Buyer shall not be entitled to terminate this Agreement under Section 8.1(b)(iii) if its breach of this Agreement has prevented the satisfaction of a condition and Waveform shall not be entitled to terminate this Agreement under Section 8.1(c)(ii), if any Company’s breach of this Agreement has prevented the satisfaction of a condition.

Section 8.2          Termination Procedures.

Any termination under Section 8.1(a) shall be effected by a written instrument signed by Buyer and Waveform, and any other termination under Section 8.1 shall be effected by written notice from the party so terminating to the other parties hereto, which notice shall specify the Section of this Agreement under which this Agreement is being terminated.

Section 8.3          Effect of Termination.

Upon the termination of this Agreement as provided in Section 8.1, (a) this Agreement shall be of no further force or effect, except for Article VII, this Section 8.3 and Article XI, each of which shall survive the termination of this Agreement; provided, however, that the Liability of any party for any breach by that party of the representations, warranties, covenants or agreements of that party set out in this Agreement occurring before the termination of this Agreement and the application of Article VII thereto shall survive the termination of this Agreement, and (b) the Confidentiality and Non-Disclosure Agreement between Buyer and Waveform dated as of December 30, 2022 (the “Confidentiality Agreement”), shall survive.

ARTICLE IX
POST CLOSING MATTERS

Section 9.1          Access to Records.

The Sellers may retain copies of the financial and Tax records of the Sellers included in, and that relate to, the Purchased Assets. To the extent the Sellers have not retained those copies Buyer shall, beginning on the Closing Date and ending upon the expiration of the statute of limitations applicable to any Tax period ending before or on the Closing Date and to any Straddle Period, give to Waveform and Waveform’s authorized Representatives, upon reasonable notice and during normal business hours, timely and reasonable access to copies of the business books and records of each Seller included in the Purchased Assets that relate to the period up to the Closing Date, as reasonably requested by Waveform solely in connection with Tax matters and claims arising with respect to the period up to the Closing Date. Buyer shall, during that period, preserve and maintain those books and records held by it. Buyer may satisfy its obligations under the immediately preceding sentence by maintaining electronic copies of those books and records, even if those books and records originally were in tangible form.

Section 9.2          Responsibility for Filing Tax Returns; Cooperation.

(a)          Sellers’ Returns. Waveform shall prepare, or cause to be prepared, in a timely manner, all federal and state income, sales and other Tax Returns of each Seller that are due with respect to any taxable period. Waveform shall cause to be included in those Tax Returns the income and loss required to be included in those Tax Returns for all taxable periods, and the Sellers shall pay when due any Taxes attributable to that income.

(b)          Pre-Closing Company Returns. Waveform, at the Sellers’ cost and expense, shall prepare, or cause to be prepared, in a timely manner, all Tax Returns of Sub that are due after the Closing Date with respect to any Tax period ending on or before the Closing Date, in a manner consistent with the past practices and prior Tax Returns of Sub unless otherwise required by applicable Law.  Waveform shall deliver to Buyer a draft copy of each of those Tax Returns at least 30 days before that Tax Return is due (taking into account extensions, and, if an extension if requested, deliver a timely copy of the extension to Buyer) for Buyer’s review and comment, and the Waveform shall make or cause to be made all changes reasonably requested by Buyer to those Tax Returns that are sustainable on at least a “more likely than not” basis; provided such requested changes are received by Waveform at least 15 days before the Tax Return is due (taking into account applicable extensions).  Waveform shall deliver each such Tax Return (revised as the case may be to reflect Buyer’s comments, as applicable) to Buyer at least five days before it is due.  Buyer shall then cause that Tax Return to be appropriately executed and timely filed and shall cause the amount of any Taxes shown due thereon to be paid.  The Sellers shall bear any such Taxes shown due on any such Tax Return, and Buyer and Perceptive shall promptly jointly instruct the Escrow Agent to pay to Buyer the amount of the Taxes shown due thereon.

(c)          Straddle Period and Post-Closing Sub Returns.  Buyer, at its cost and expense, shall after the Closing prepare and file, or cause to be prepared and filed, all Tax Returns of the Sub for Straddle Periods (“Straddle Returns”).  Buyer shall deliver to Waveform a draft copy of each Straddle Return at least 30 days before that Straddle Return is due (taking into account extensions) for Waveform’s review, and Buyer shall consider in good faith Waveform’s comments on that Straddle Return but shall not be required to accept those comments.

(d)          Cooperation on Tax Matters.  From and after the Closing, Buyer, on the one hand, and Waveform, on the other hand, shall cooperate fully, as and to the extent reasonably requested (including providing reasonable access to books and records) by the other Person, in connection with the preparation, execution and filing of Tax Returns in accordance with this Section and any audit, claim, assessment, deficiency, inquiry, examination, litigation or other Proceeding relating to Taxes of Sub or the Business.  Upon request, Seller shall deliver tax reference numbers to Buyer to the extent required by Buyer to file an Irish stamp duty return in connection with the purchase of the Purchased Assets.

Section 9.3          Public Announcements.

After the Closing, no Seller shall issue any press release or make any public statement with respect to the transactions contemplated by this Agreement or any Related Document without Buyer’s prior written consent, which Buyer may grant or withhold in its discretion.  Buyer may after the Closing make public statements with respect to the transactions contemplated by this Agreement, which may contain the Purchase Price and such other information as Buyer, in its discretion, may determine. Buyer shall permit Waveform, at or before the Closing, to review the press release to be issued by Buyer in connection with the Closing and Buyer shall consider any comments from Waveform to such press release in good faith.

Section 9.4          Change of Names of Sellers.

The Sellers shall as soon as practicable after Closing change their names to names that do not include “Waveform” or variations thereof.

Section 9.5          Financial Statements and Information for Reporting Purposes.

The Sellers shall timely prepare and provide to Buyer such audited financial statements and information related to the pre-Closing Business as Trinity reasonably requires to comply with its obligations under the U.S. securities laws as a reporting company under the Exchange Act.

ARTICLE X
ESCROW AGREEMENT

Section 10.1          Escrow Fund.

(a)          The interest and proceeds earned on the Escrow Fund are called the “Escrow Income.”  Escrow Income shall accrue to and be deemed to be part of the Escrow Fund.

(b)          The Escrow Fund shall be paid by the Escrow Agent as follows:

(i)          from time to time, to Buyer upon joint instructions of Buyer and Perceptive, for claims by Buyer Indemnified Persons for indemnification under Article VII (each claim, an “Indemnification Claim”);

(ii)          to Perceptive, on the Release Date and on any other date in which any remaining balance of the Escrow Fund is released after the Release Date (whether partially or entirely), an amount equal to 40% of the Escrow Income accrued as of the date of any such release of the Escrow Fund;

(iii)          on the date that is 12 months after the Closing Date (the “Release Date”), to Perceptive, an amount, if greater than zero, equal to any remaining balance of the Escrow Fund minus the amount of any Indemnification Claim that has been asserted by Buyer but not satisfied; and

(iv)          from time to time after the Release Date, to Buyer or Perceptive as any Indemnification Claims that were unsatisfied on the Release Date are resolved.

(c)          Perceptive and Buyer shall each pay at the Closing 50% of the initial fees and expenses of the Escrow Agent and Perceptive and Buyer shall each pay 50% of any additional fees and expenses of the Escrow Agent.

(d)          The Escrow Income that constitutes taxable income for United States federal income and other Tax purposes and any losses on the Escrow Fund shall be allocated to Perceptive.

(e)          Perceptive and Buyer shall provide instructions to the Escrow Agent to implement the provisions of this Section 10.1

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.1          No Third Party Beneficiaries.

Except as explicitly set out in this Agreement, this Agreement shall not confer any rights or remedies upon any Person other than the parties to this Agreement and their successors and permitted assigns.

Section 11.2          Entire Agreement.

This Agreement and the Related Documents (including the Schedules and the Exhibits attached hereto and thereto) contain all of the agreements among the parties hereto with respect to the transactions contemplated hereby and thereby and supersede all prior agreements or understandings, whether written or oral, among the parties with respect thereto, including the Term Sheet; except that the Confidentiality Agreement shall survive until the Closing.

Section 11.3          Successors and Assigns.

All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Anything contained herein to the contrary notwithstanding, this Agreement shall not be assigned by any Company, provided that Waveform may grant a security over, or assign by way of security, any or all of its rights to receive (i) the Initial Cash Consideration and Consideration Shares under this Agreement to secure Waveform’s obligations under the Perceptive Indebtedness, provided that any such security interest is fully released upon Closing, and (ii) any other amount Buyer is obligated to pay to Waveform after the Closing Date under this Agreement, if any, to secure Waveform’s obligation under the Perceptive Indebtedness.  Buyer shall not assign this Agreement before the Closing other than to its Affiliate, and any such assignment by Buyer shall not release, terminate or affect any of Buyer’s obligations or liabilities under this Agreement.

Section 11.4          Amendment; Waiver.

This Agreement shall not be altered or otherwise amended except under an instrument in writing signed by Buyer and Waveform.  No obligation owed to Buyer by the Sellers or, only before the Closing, Sub, under this Agreement shall be waived except by means of a writing signed by Buyer, and no obligation owed by Buyer to the Sellers or, only before the Closing, Sub, shall be waived except by means of a writing signed by Waveform.  No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 11.5          Fees and Expenses.

Except as otherwise explicitly provided in this Agreement, each party hereto shall bear its own fees and expenses incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, including the legal, accounting and due diligence fees, costs and expenses incurred by that party.

Section 11.6          Notices.

All notices, amendments, waivers, or other communications under this Agreement shall be in writing and shall be deemed to be sufficient if delivered personally, sent by email with delivery receipt requested and received, sent by internationally recognized overnight or second day delivery courier or express mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to any Seller, or, only before the Closing, to Sub, to:

Waveform Technologies, Inc.
27700 S.W. 95th Ave.
Wilsonville, OR 97070
Attention:     [****]
Telephone:   [****]
Email:            [****]

c/o

Perceptive Credit Holdings II, LP
51 Astor Place, 10th Floor
New York, NY 1003
Attention:      [****]
Telephone:    [****]
Email:             [****]
[****]

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
One Marina Park Drive
Suite 900
Boston, MA 02210
Attention:    [****]
   [****]
Telephone:   [****]
Email:             [****]
   [****]

(b)          if to Buyer, to:

c/o Trinity Biotech plc
IDA Business Park
Bray, Co. Wicklow
Ireland
Attention:      [****]
[****]
Telephone:    [****]
    [****]
Email:             [****]
[****]

with a copy to:

Carter Ledyard & Milburn LLP
28 Liberty Street
New York, NY 10005
Attention:     Bryan J. Hall
Steven J. Glusband
Telephone:    [****]
[****]
Email:             [****]
[****]

All of those notices and other communications shall be deemed to have been delivered and received (i) in the case of personal delivery or delivery by email, on the date of delivery if delivered during business hours on a Business Day or, if not delivered during business hours on a Business Day, the first Business Day thereafter and (ii) in the case of delivery by an internationally recognized overnight or second day delivery courier, on the Business Day delivered.  A copy of any notice or other communication sent by email shall also be sent on the same day by internationally recognized overnight or second day delivery courier or express mail.

Section 11.7          Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)          All questions concerning the construction, interpretation and validity of this Agreement shall be governed by and construed and enforced in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether in the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(b)          EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE DOCUMENTS RELATED TO THIS AGREEMENT OR ANY DEALINGS AMONG THE PARTIES TO THIS AGREEMENT RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE DOCUMENTS RELATED TO THIS AGREEMENT, INCLUDING, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH THAT LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c)          THE NEW YORK STATE AND UNITED STATES FEDERAL COURTS SITTING IN NEW YORK COUNTY, NEW YORK, AND ANY OTHER COURT IN ANY OTHER JURISDICTION IN WHICH AN ACTION IS BROUGHT AGAINST A PARTY TO THIS AGREEMENT BY A THIRD PERSON ASSERTING A CLAIM AGAINST WHICH THE DEFENDANT IS ENTITLED UNDER THIS AGREEMENT TO BE INDEMNIFIED, SHALL HAVE EXCLUSIVE JURISDICTION OVER ALL ACTIONS, SUITS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION OR PROCEEDING OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE OR UNITED STATES FEDERAL COURT OR SUCH OTHER COURT AS IS PROVIDED FOR IN THE PRECEDING SENTENCE.  A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d)          EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT THAT PARTY MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT THAT PARTY MAY HAVE OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE DOCUMENTS RELATED TO THIS AGREEMENT IN ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN NEW YORK COUNTY, NEW YORK OR SUCH OTHER COURT AS IS PROVIDED FOR IN SECTION 11.7(c).  EACH PARTY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 11.8          Interpretation; Construction.

(a)          “Agreement” means this agreement together with all schedules and exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof.  “Knowledge” of any Person means the actual knowledge of that Person and that knowledge which would have been acquired by that Person after making a reasonable inquiry.  When used in the case of Companies, or any of them, the term “Knowledge” shall include the Knowledge of [****] and [****].  The use in this Agreement of the term “including” or “includes” means “including, or includes, without limitation.”  The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement.  All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean those provisions of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated.  The title of and the article, section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement.  The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(b)          Where specific language is used to clarify by example a general statement contained in this Agreement, that specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.  The language used in this Agreement has been chosen by the parties to express their mutual intent, each party has been represented by legal counsel with respect to, and has had substantial input in, the drafting of this Agreement, and no rule of strict construction shall be applied against any party.  Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP.  Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18 is March 18, and one month following March 31 is May 1.

Section 11.9          Incorporation of Exhibits and Schedules.

The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

Section 11.10          Independence of Covenants and Representations and Warranties.

All covenants hereunder shall be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that that action or condition is permitted by another covenant shall not affect the occurrence of that default, unless expressly permitted under an exception to the initial covenant.  In addition, all representations and warranties hereunder shall be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached shall not affect the incorrectness of or a breach of the initial representation and warranty hereunder.

Section 11.11          Severability.

The parties hereto want the provisions of this Agreement to be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, if any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, that provision, as to that jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.  Notwithstanding the foregoing, if that provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in that jurisdiction, it shall, as to that jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of that provision in any other jurisdiction.

Section 11.12          Counterparts; Electronic Signatures.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Electronic counterpart signatures to this Agreement, including those delivered in PDF form or through DocuSign or a comparable system, shall be acceptable and binding.

*     *     *

IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date first written above.

TRIB BIOSENSORS INC. By: /s/ John Gillard Name: John Gillard Title: Authorized Person

[ASSET AND SHARE PURCHASE AGREEMENT SIGNATURE PAGE 1 OF 2]

WAVEFORM TECHNOLOGIES, INC.

By:   /s/ John Alberico
Name:   John Alberico
Title:     Chief Executive Officer

WAVEFORM HOLDINGS, LLC

By:   /s/ John Alberico
Name:   John Alberico
Title:      Chief Executive Officer

WAVEFORM EU D.O.O.

By:  /s/ John Alberico
Name:  John Alberico
Title:    Chief Executive Officer

ף
[ASSET AND SHARE PURCHASE AGREEMENT SIGNATURE PAGE 2 OF 2]

ANNEX I

CERTAIN DEFINITIONS

“ADR Depositary” means BNY (Nominees) Limited.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, that Person.

"Business Assets" means the Operational Assets, the IP Assets, the Lease Assets, the Sub Shares and the Other Assets.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banking institutions in New York City are not required to be open.

“Buyer Indemnified Persons” means (a) Buyer and, only after the Closing, Sub, (b) their Affiliates and (c) the Representatives, successors and assigns of each of the foregoing.

“Buyer Indemnifying Persons” means (a) Buyer and, only after the Closing, Sub and (b) their successors and assigns.

“Buyer Losses” means any and all Losses sustained, suffered or incurred by any of the Buyer Indemnified Persons arising from or in connection with any matter that is the subject of Section 7.1(a).

“CE Mark” means a quality registration to sell certain products in the European Union.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral binding loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, sales order, or other agreement, contract, commitment, instrument, permit, concession, franchise or license.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Encumbrances” means any security interests, mortgages, deeds of trust, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal, grants of power to confess judgment, conditional sales and title retention agreements (including any lease in the nature thereof) and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

Annex 1 - 1

“Environmental, Health and Safety Laws” means all Laws relating to or addressing pollution or protection of the environment, public health and safety, or employee health and safety, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., CERCLA, the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational Safety and Health Act of 1970, as amended, the regulations promulgated thereunder, and any similar Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder, and all related common law theories.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor Federal statute, and the rules and regulations of the SEC promulgated thereunder, all as the same shall be in effect from time to time.

“FDA” means the United States Food and Drug Administration.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, Medicare Advantage, state Medicaid programs, state Medicaid waiver programs, state CHIP programs, managed Medicaid, TRICARE and state and local social services programs.

“Fraud” means the representation by a Person of an untrue fact, where the Person making the representation knew that it was untrue and made the representation with the intent to deceive the recipient of the representation or to induce the recipient to act, and the recipient justifiably relied on the representation and, as a result, suffered damages.

“Fundamental Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the Fundamental Documents of a corporation are its certificate of incorporation and by-laws and the Fundamental Documents of a limited liability company are its certificate of formation, articles of organization or equivalent document and operating agreement.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any federal, state, local or foreign political subdivision, court, administrative agency, commission or department or other governmental authority or instrumentality.

“Hazardous Materials” means any hazardous or toxic chemicals, materials or substances, pollutants, contaminants or crude oil or any fraction thereof (including as those terms are defined under any Environmental, Health and Safety Law).

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“Health Care Laws” means all applicable Laws and Orders relating to health care providers and facilities, manufacturing or putting into service of any IVD or medical device products, participation in Federal Health Care Programs, the practice of medicine, institutional and professional licensure, pharmacology and dispending medicines or controlled substances, medical documentation and physician orders, medical record retention, laboratory services, unprofessional conduct, fee-splitting, referrals, billing and submission of false or fraudulent claims, claims processing, quality, safety, medical necessity, medical privacy and security, patient confidentiality and informed consent, the hiring of employees or acquisition of services or supplies from Persons excluded from participation in Federal Health Care Programs, quality assurance, risk management, utilization review, peer review, mandated reporting of incidents, occurrences, diseases and events, advertising or marketing of health care services, and the enforceability of restrictive covenants on health care providers, including Medicare, Medicaid, CHIP, the TRICARE laws (10 U.S.C. § 1071, et seq.), the False Claims Act (31 U.S.C. § 3729, et seq.), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), federal and state anti-kickback statutes (including 42 U.S.C. § 1320a-7b) federal and state referral laws (including 42 U.S.C. § 1395nn), criminal false claims statutes (e.g. 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801, et seq.), the Beneficiary Inducement Statute (42 U.S.C. § 1320a-7a(a)(5)), the Emergency Medical Treatment and Active Labor Act (42 U.S.C. § 1395dd), CLIA, the Confidentiality of Alcohol and Drug Abuse Patient Records Act (42 U.S.C. § 290dd-2, et seq.), the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), the Food, Drug and Cosmetic Act of 1938 (21 U.S.C. § 301, et seq.), the Prescription Drug Marketing Act of 1987 (P.L. 100-293, 102 Stat. 95), the Deficit Reduction Act of 2005 (P.L. 109-171, 120 Stat. 4), the Controlled Substances Act (21 U.S.C. 801, et seq.) and HIPAA, all as amended, and the binding rules and regulations promulgated under the foregoing statutes.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act, and as otherwise amended from time to time, including the Privacy Standards (45 C.F.R. Parts 160 and 164), the Electronic Transactions Standards (45 C.F.R. Parts 160 and 162), and the Security Standards (45 C.F.R. Parts 160, 162 and 164) promulgated under the Administrative Simplifications subtitle of the Health Insurance Portability and Accountability Act of 1996, as amended by the HIPAA Omnibus Rule.

“Indemnified Persons” means and includes the Seller Indemnified Persons and the Buyer Indemnified Persons, as the case may be.

“Indemnifying Persons” means and includes the Seller Indemnifying Persons and the Buyer Indemnifying Persons, as the case may be.

“Intellectual Property Rights” means all intellectual property rights arising under applicable federal, state or foreign Laws, including all patents, trademarks, tradenames, servicemarks, copyrights, domain names and applications, registrations and renewals for any of the foregoing, trade dress, logos, designs, inventions, manufacturing and other know-how, trade secrets, proprietary processes, formulae and information, confidential information, franchises, licenses, and all documentation and media constituting, describing or relating to the foregoing (including software, manuals, memoranda and records of a Person) together with the goodwill associated with any of the foregoing and all rights and remedies against infringement, misappropriation or other violation thereof, including past infringement, misappropriation or other violation.

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“Interests” means, with respect to an entity, all of the issued and outstanding equity interests in that entity, including, as applicable, all of the issued and outstanding capital stock, business shares or share capital of, or membership interests in, that entity.

“Inventory” means all inventory, raw materials, components, work-in-process, finished products, spare parts, packaging materials and stores and supplies existing as of the Closing relating to the Products including those (a) located at, or normally located at but temporarily removed from, or in transit to, any Facility or (b) furnished to any supplier, subcontractor or other Person in connection with the manufacture, sale or servicing of any Product or (c) that are in transit to customers and other Persons.

“ISO” means International Organization for Standardization.

“Law” means any law, statute, treaty, rule, directive or regulation or Order of any Governmental Entity, including any amendments and supplements.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due, regardless of when asserted.

“Litigation Expenses” means any reasonable and documented legal fees and other out-of-pocket expenses incurred in connection with investigating, defending or asserting any claim, legal or administrative action, suit or Proceeding incident to any matter indemnified against hereunder, including, court filing fees, court costs, arbitration fees or costs, witness fees and fees and disbursements of outside legal counsel, investigators, expert witnesses, accountants and other professionals.

“Losses” means any and all losses, claims, shortages, damages, Liabilities, expenses (including Litigation Expenses), assessments, Tax deficiencies, Taxes (including interest or penalties thereon), including investigating, defending or asserting any claim, net of any amounts recovered by the Indemnified Persons under insurance policies with respect to Losses.

“Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, materially adverse to the assets, financial condition, operating results, customer, supplier or employee relations or Liabilities of the Business, including any material casualty loss or damage to the assets of the Business, whether or not covered by insurance, except, that “Material Adverse Change” shall not include any event, occurrence, fact, condition or change to the extent resulting from or arising out of: (a) the outbreak or escalation of war (whether or not declared), hostilities or terrorist activities; (b) the occurrence of any natural or man-made disasters or acts of God, pandemic, epidemic or disease outbreak, either in the United States or abroad; (c) changes in any applicable Law or GAAP or other accounting standards or interpretation thereof; (d) general economic, regulatory or political conditions (including, changes in interest rates or the financial, credit, banking or credit markets or any disruption thereof); (e) changes or conditions that generally affect the industries and markets in which the Business operates; (f) actions taken or omitted to be taken as required to comply with the terms and conditions of this Agreement by the Companies or consented to in writing by Buyer or taken at the written request of Buyer; (g) any failure to meet projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period (but excluding the underlying causes of any such failure); (h) the announcement, pendency or completion of the transactions contemplated by this Agreement; or (i) any breach of this Agreement by Buyer; provided, further, in the case of each of clauses (a)-(e), that those changes do not have a disproportionate effect on the Business, taken as a whole, relative to other companies in the Business’s industry.

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“Medical Waste” means (a) pathological waste, (b) blood, (c) wastes from surgery or autopsy, (d) dialysis waste, including contaminated disposable equipment and supplies, (e) cultures and stocks of infectious agents and associated biological agents, (f) contaminated animals, (g) isolation wastes, (h) contaminated equipment, (i) laboratory waste, and (j) other biological waste and discarded materials contaminated with or exposed to blood, excretion, or secretions from human beings or animals, including any substance, pollutant, material or contaminant listed or regulated under the Medical Waste Tracking Act of 1988, 42 U.S.C. § 6992, et seq.

“Orders” means judgments, writs, decrees, compliance agreements, injunctions or orders of any Governmental Entity or arbitrator and guidelines issued by any Governmental Entity administering any Environmental, Health and Safety Law.

“PDF” means a portable document file.

“Perceptive Indebtedness” means all indebtedness for borrowed money including accrued but unpaid interest of Waveform pursuant to the Credit Agreement and Guaranty by and among, inter alios, Waveform, as the Borrower (as defined therein), Parent and the other guarantors from time to time party thereto as Guarantors (as defined therein), and Perceptive, as Administrative Agent and as a Lender (as those terms are defined therein), dated as of July 2, 2019, and as amended by the (i) Waiver and First Amendment to Credit Agreement and Guaranty, dated as of April 2, 2021, (ii) Reservation of Rights and Second Amendment to Credit Agreement and Guaranty, dated as of May 16, 2023, and (iii) Reservation of Rights and Third Amendment to Credit Agreement and Guaranty, dated as of June 29, 2023.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities and applications for the foregoing.

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books; (b) workers or unemployment compensation liens or other similar liens arising in the ordinary course of Business; and (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising or incurred in the ordinary course of the Business securing amounts that are not delinquent.

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“Person” shall be construed broadly and includes an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a Governmental Entity.

“Proceedings” means actions, suits, claims, investigations, whether at law or in equity or before or by any Governmental Entity or arbitrator, or legal or administrative or arbitration proceedings.

“QSRs” means the FDA’s Quality System Regulations.

“Representatives” means the officers, managers, directors, employees, consultants, agents, representatives, attorneys, accountants and financial advisors of a Person.

“SEC” means the Securities and Exchange Commission or any other Federal agency administering the Securities Act or the Exchange Act from time to time.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Seller Indemnified Persons” means (a) the Sellers and, only before the Closing, Sub (b) their Affiliates and (c) the Representatives, successors and assigns of each of the foregoing.

“Seller Indemnifying Persons” means (a) the Sellers and, only before the Closing, Sub, (b) their successors and assigns.

“Seller Losses” means any and all Losses sustained, suffered or incurred by any Seller Indemnified Person arising from or in connection with any matter that is the subject of indemnification under Section 7.1(b).

“Special Tax Losses” means and includes any and all Losses sustained, suffered, or incurred by any Buyer Indemnified Persons arising from or in connection with Taxes payable by any Company or with respect to the Purchased Assets or the Business with respect to any period ending on or before the Closing Date (or the portion ending on the Closing Date of any period that includes but does not end on the Closing Date (a “Straddle Period”)) or payable by any Seller with respect to any Company or the Purchased Assets or the Business with respect to any period before or after the Closing Date. For each Straddle Period, Special Tax Losses shall be calculated (i) in the case of Taxes based on or measured by income or sales, as if the Tax period ended at the close of business on the Closing Date and (ii) for all other Taxes, ratably based on the number of days in the Tax period before the Closing Date and the total number of days in that Tax period.

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Schedule 1.5(c)

Contingent Consideration

1.          Subject to the terms and conditions of this Agreement, including this Schedule 1.5(c), if and when the following Triggering Events occur, Buyer shall pay the following Contingent Consideration:

(a)	If and when the Trading Trigger occurs, Buyer shall promptly pay US$5,000,000 to Perceptive, but in no event later than 15 days after the Trading Trigger occurs.

(b)
If and when a Partner Agreement Trigger occurs, Buyer shall pay to Perceptive 50% of any Partner Agreement Proceeds received by Buyer under the relevant Partner Agreement promptly upon receipt, but in no event later than 15 days after Buyer’s receipt of such Partner Agreement Proceeds,  up to a cumulative maximum payment by Buyer, for all payments in connection with all Partner Agreement Proceeds under all Partner Agreements, of $15,000,000, after which Buyer shall not be required to pay any further Partner Agreement Proceeds to Waveform and/or Perceptive.

2.          The following terms have following meanings:

“Triggering Events” means (i) the Trading Trigger and (ii) the Partner Agreement Trigger.

The “Trading Trigger” shall occur if, during the Trading Trigger Measuring Period, (i) the closing price of Trinity’s ADSs on the Nasdaq Stock Exchange (or any successor exchange or marketplace on which they may be listed or quoted) does not equal or exceed US$1.50 per ADS for at least 20 consecutive trading days, and (ii) the average daily trading volume of Trinity’s ADSs on the Nasdaq Stock Exchange (or any successor exchange or marketplace on which they may be listed or quoted) does not equal or exceed, for 20 consecutive trading days, 100,000 ADSs (excluding any trading made by management, board members or affiliates of the Buyer.

“Trading Trigger Measuring Period” means the period beginning on the Closing Date and ending 12 months thereafter.

“Partner Agreement Trigger” means Buyer enters into a Partner Agreement during the Partner Agreement Measuring Period.

“Partner Agreement” means a written agreement with a Commercial Partner to enter into commercial activities involving any continuous glucose management product that is covered by one or more valid and unexpired claims of any patent that is (i) included in the IP Assets or (ii) issued on (A) a patent application that is included in the IP Assets or (B) any divisional or continuation patent application the entirety of which validly claims priority to a patent or patent application included in the IP Assets.

“Partner Agreement Measuring Period” means the period commencing on the Closing Date and ending 24 months thereafter.

“Partner Agreement Proceeds” means any upfront cash payments received by Buyer under any Partner Agreements entered into during the Partner Agreement Measuring Period.  Partner Agreement Proceeds shall not include (i) any deferred or contingent payments; (ii) any royalties or similar payments; (iii) any non-monetary consideration; (iv) any amount received as a consideration for the provision of products or services; (v) any amount received as a repayment of any indebtedness; (vi) any amount received to fund or reimburse research, development, marketing costs or other out of pocket expenses; and (vi) any indemnification amount.

“Commercial Partners” means each of [****], [****]  and [****] .

3.          So long as Buyer’s obligation to pay any Contingent Consideration under this Schedule 1.5(c) remains outstanding, Buyer, upon Waveform’s and/or Perceptive’s reasonable request, shall reasonably update Sellers on the status of each Triggering Event.